                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a party other than the Registrant /   /

Check the appropriate box:
/ /  Preliminary Proxy statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy statement
/ /  Definitive Additional Materials
/ /  Soliciting Material under Rule 14a-12


                            TCBY ENTERPRISES, INC.
                            ----------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A
                                      ---
   (Name of Person(s) Filing Proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $0.10 per share
     (2)  Aggregate number of securities to which transaction applies:
          25,990,111
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $6.00 per share in cash-out merger, plus the difference between $6.00 and the exercise price of each share underlying an option to purchase shares of TCBY common stock.
     (4)  Proposed maximum aggregate value of transaction: $139,420,014
     (5)  Total fee paid: $27,884

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement no.:
     (3) Filing Party:
     (4) Date Filed:

                            TCBY ENTERPRISES, INC.
                            425 West Capitol Avenue
                          Little Rock, Arkansas 72201
                                March 16, 2000

TO THE STOCKHOLDERS OF TCBY ENTERPRISES, INC:

     You are cordially invited to attend a special meeting of stockholders of TCBY Enterprises, Inc. to be held at 10:00 a.m., local time, on April 18, 2000, at the DoubleTree Hotel, 424 West Markham, Little Rock, Arkansas.

     As described in the accompanying proxy statement, at the special meeting you will be asked to approve and adopt an agreement and plan of merger, dated as of February 9, 2000, among TCBY, CI Merger Co., a wholly-owned subsidiary of Capricorn Investors III, L.P., and Capricorn Investors III, L.P. If the merger agreement is approved and the merger becomes effective, TCBY will become a majority-owned subsidiary of Capricorn and you will receive $6.00 in cash for each outstanding share of TCBY common stock you own immediately prior to the effective time of the merger.

     TCBY's board of directors has received an opinion of its financial advisor, Stephens Inc., to the effect that, on the date of such opinion, and based upon and subject to the matters set forth in the opinion, the merger consideration of $6.00 per share to be received by the holders of TCBY common stock in the merger was fair, from a financial point of view, to those holders.

     The board of directors has unanimously approved the merger agreement, has determined that the merger is advisable and in the best interests of TCBY and its holders of common stock and recommends that stockholders vote "FOR" approval and adoption of the merger agreement and the merger.

     YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. This will allow your shares to be voted whether or not you attend the meeting.

     Detailed information concerning the proposed merger is set forth in the accompanying proxy statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares you own.

                                    Sincerely,

                                    /s/ Frank D. Hickingbotham

                                    Frank D. Hickingbotham
                                    Chairman of the Board and Chief
                                    Executive Officer


     This proxy statement is dated March 16, 2000 and was first mailed to stockholders on or about March 17, 2000.

                            TCBY ENTERPRISES, INC.
                            425 West Capitol Avenue
                          Little Rock, Arkansas 72201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 18, 2000

     NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of TCBY Enterprises, Inc. will be held at 10:00 a.m., local time, on April 18, 2000, at the DoubleTree Hotel, 424 West Markham, Little Rock, Arkansas, for the following purposes:

(1) To approve and adopt an Agreement and Plan of Merger, dated as of February 9, 2000, among TCBY, CI Merger Co., a wholly-owned subsidiary of Capricorn Investors III, L.P., and Capricorn Investors III, L.P., pursuant to which CI Merger Co. will merge into TCBY and TCBY will survive the merger. In the merger, holders of the outstanding shares of TCBY common stock (other than TCBY and its subsidiaries, CI Merger Co. and holders of dissenting shares) will receive $6.00 in cash, without interest thereon, for each share of TCBY common stock held by them. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

(2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The accompanying proxy statement describes the proposed merger in detail.

     Only holders of TCBY common stock of record at the close of business on March 14, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     Stockholders who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement.

                                    By order of the Board of Directors

                                    /s/  William P. Creasman

                                    William P. Creasman
                                    Secretary

March 16, 2000
Little Rock, Arkansas

The form of proxy is enclosed. To assure that your shares will be voted at the special meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Sending a proxy will not affect your right to vote in person if you attend the special meeting.

Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

                                TABLE OF CONTENTS

                                                                             Page

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    iii

TERM SHEET FOR THE MERGER AND THE MERGER AGREEMENT........................      1

      The Special Meeting.................................................      1

      The Parties.........................................................      2

      The Merger..........................................................      3

      Other Terms of the Merger Agreement.................................      5

THE SPECIAL MEETING.......................................................      8

      General; Date; Place and Time.......................................      8

      Purpose of the Special Meeting......................................      8

      Record Date.........................................................      8

      Vote Required to Adopt the Merger Agreement.........................      8

      Stock Ownership of Management; Voting Agreement.....................      9

      Proxies.............................................................      9

THE PARTIES...............................................................     10

      TCBY................................................................     10

      CI Merger Co........................................................     10

      Capricorn Investors III, L.P........................................     10

THE MERGER................................................................     11

      General.............................................................     11

      Conversion of Securities............................................     11

      Exchange of Securities..............................................     12

      Background of the Merger............................................     12

      Reasons for the Merger; Recommendation of the TCBY Board............     16

      Opinion of TCBY's Financial Advisor.................................     18

      Certain Federal Income Tax Consequences of the Merger...............     21

      Accounting Treatment of the Merger..................................     22

      Regulatory Filings and Approvals....................................     22

      Management, Operations and Ownership Structure following the
      Merger..............................................................     22

      Public Trading Markets..............................................     22

      Interests of Certain Persons in the Merger.........................   22

      Merger Financing...................................................   24

OTHER TERMS OF THE MERGER AGREEMENT......................................   24

      Treatment of Stock Options.........................................   24

      Representations and Warranties.....................................   25

      Conduct of TCBY's Business Prior to the Merger.....................   26

      Payment of Dividends...............................................   27

      Agreement Not to Solicit Other Offers..............................   28

      Certain Other Covenants and Agreements.............................   28

      Conditions of the Proposed Merger..................................   30

      Termination........................................................   31

      Termination Fees...................................................   33

      Amendment..........................................................   35

VOTING AGREEMENT.........................................................   35

DISSENTERS' RIGHTS OF APPRAISAL..........................................   36

PRINCIPAL STOCKHOLDERS...................................................   39

SECURITY OWNERSHIP OF MANAGEMENT.........................................   40

CERTAIN PENDING LITIGATION...............................................   41

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................   42

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING............................   42

AVAILABLE INFORMATION....................................................   43


Appendix A          --     Agreement and Plan of Merger
Appendix B          --     Voting Agreement
Appendix C          --     Opinion of Stephens Inc.
Appendix D          --     Section 262 of the Delaware General Corporation Law

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q:   What is the proposal that I will be voting on?

     A:   You are being asked to approve a merger agreement and merger. The merger agreement provides that TCBY will merge with a newly-formed company which is a wholly-owned subsidiary of Capricorn Investors III, L.P. As a result of the merger, TCBY will become a majority-owned subsidiary of Capricorn.

     Q:   What will I receive in the merger?

     A:   If the merger is completed, you will receive $6.00 in cash for each share of TCBY common stock that you own. You will not receive interest on amounts paid to you in the merger.

     Q:   What rights do I have if I oppose the merger?

     A: You may dissent from the merger and seek appraisal of the fair value of your shares by complying with all of the Delaware law procedures explained under the caption "DISSENTERS' RIGHTS OF APPRAISAL." If you are entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of your shares by taking into account all relevant factors, exclusive of any value arising from the accomplishment or expectation of the merger.

     Q: Why is the board of directors recommending that I vote for the merger agreement?

     A:   After considering the approval of the merger, as well as the opinion of its financial advisor, Stephens Inc., the board of directors unanimously believes that the terms of the merger agreement are advisable and in the best interests of stockholders of TCBY.

     Q:   What do I need to do now?

     A:   Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

     Q:   Should I send in my stock certificates now?

     A:   No. If the merger is completed, we will send you written instructions for exchanging your share certificates.

     Q:   If my broker holds my shares in "street name", will my broker vote my shares for me?

     A:   Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

     Q:   When do you expect the merger to be completed?

     A:   We will complete the merger when all of the conditions to its completion are satisfied or waived. These conditions are described in more detail beginning on page 30 under the caption "--Conditions of the Proposed Merger." The merger will become effective when we file a certificate of merger with the State of Delaware. We are working toward completing the merger as quickly as possible and hope to complete the merger during the second quarter of 2000, provided that all of the conditions to the merger can be satisfied within this time period.

     Q:  Who can answer my questions?

     A:  If you have more questions about the merger, you should contact:

                                 Stacy Duckett
                              Investor Relations
                            TCBY Enterprises, Inc.
                            425 West Capitol Avenue
                          Little Rock, Arkansas 72201
                            Telephone: 501-688-8229

              TERM SHEET FOR THE MERGER AND THE MERGER AGREEMENT

     This term sheet highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents we have referred you to. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement. It is the legal document that governs the merger.


                              The Special Meeting


Date, Place and Time:              The special meeting will be held at 10:00
                                   a.m., local time, on April 18, 2000, at the DoubleTree Hotel, 424 West Markham, Little
                                   Rock, Arkansas.

Purpose of the Special
Meeting: At the special meeting, you will be asked to approve and adopt an agreement and plan of merger, dated as of February 9, 2000, among TCBY Enterprises, Inc., CI Merger Co., a wholly-owned subsidiary of Capricorn Investors III, L.P., and Capricorn Investors III, L.P. If the merger is completed, TCBY will become a majority-owned subsidiary of Capricorn and you will be entitled to receive $6.00 in cash, without interest, for each share of TCBY common stock you own. See "THE SPECIAL MEETING -- Purpose of the Special Meeting" on page 8.

Record Date:                       TCBY's board of directors has fixed the close
                                   of business on March 14, 2000 as the record date for determination of TCBY stockholders entitled to notice of and entitled to vote at the special meeting. See "THE SPECIAL
                                   MEETING -- Record Date" on page 8.

Vote Required to Adopt the
Merger Agreement:                  The holders of a majority of the outstanding
                                   shares of TCBY common stock must approve the merger. You are entitled to one vote for each share of TCBY common stock you owned on the record date. See "THE SPECIAL MEETING -- Vote
                                   Required to Adopt the Merger Agreement" on page 8.

Stock Ownership of
Management; Voting
Agreement:                         At the close of business on the record date,
                                   directors and executive officers of TCBY and their affiliates were the beneficial owners of an aggregate of 11,071,152 shares of TCBY common stock, or 48.35% of the voting power of the TCBY common stock. See "THE SPECIAL
                                   MEETING -- Stock Ownership of Management;
                                   Voting Agreement" on page 9.

                              Frank D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham executed a voting agreement which grants to CI Merger Co. a proxy to vote all of the shares of TCBY common stock owned by the Hickingbothams for the approval and adoption of the merger agreement. At the close of business on the record date, the Hickingbothams beneficially owned an aggregate of 10,728,332 shares of TCBY common stock, or approximately 47% of the voting power of the TCBY common stock. For a description of the terms of the voting agreement, see "VOTING AGREEMENT" on page 35.

Proxies: Because adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of TCBY common stock as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

                              You may revoke your proxy at any time before it is voted by:

                              . delivering a written notice of revocation of proxy prior to the special meeting to William
                                   P. Creasman, Secretary, TCBY Enterprises,
                                   Inc., 425 West Capitol Avenue, Little Rock,
                                   Arkansas 72201,
                              . delivering to TCBY a duly executed proxy bearing a later date prior to the special meeting, or
                              . attending the special meeting and voting in person.

                              If you own your shares of TCBY common stock in "street name," you should follow your broker's instructions concerning how to change your vote.

                              You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for TCBY common stock will be mailed to you as soon as practicable after completion of the merger. For additional information on voting proxies, see "THE SPECIAL MEETING -- Proxies" on page 9.

                                  The Parties

TCBY: TCBY primarily manufactures and sells TCBY softserve frozen yogurt, hardpack frozen yogurt and ice cream, and novelty frozen food products through company-owned and franchised retail stores, non-traditional locations, and the retail grocery trade. See "THE PARTIES -- TCBY" on page 10.

CI Merger Co.:                   CI Merger Co. is a Delaware corporation and a
                                 wholly-owned subsidiary of Capricorn Investors
                                 III, L.P. See "THE PARTIES -- CI Merger Co." on page 10.

Capricorn Investors III, L.P.:   Capricorn Investors III, L.P. is a privately-
                                 held limited partnership. An affiliate of Capricorn Investors III, L.P. is the principal stockholder of Mrs. Fields' Holding Company,
                                 Inc. Mrs. Fields is one of the largest
                                 retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Based on numbers of units, Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United
                                 States. Mrs. Fields operates and franchises stores located predominantly in shopping malls, and also licenses kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. See "THE PARTIES -- Capricorn
                                 Investors III, L.P." on page 10.

                                     The Merger

General: Under the merger agreement, CI Merger Co. will merge into TCBY and the separate corporate existence of CI Merger Co. will cease. If the merger is completed, TCBY will become a majority-owned subsidiary of Capricorn Investors III, L.P. and you will be entitled to receive $6.00 in cash for each share of TCBY common stock you own. For a detailed discussion of provisions contained in the merger agreement see "THE MERGER" on page 11 and "OTHER TERMS OF THE MERGER AGREEMENT" on page 24.

Exchange of Securities:          After the effective time of the merger, each
                                 certificate formerly representing TCBY common stock, until surrendered and exchanged in accordance with the terms of the merger agreement, will be deemed for all purposes to evidence the right to receive only the merger consideration for the shares of common stock represented. For a description of the procedures to follow to exchange stock certificates, see "THE MERGER -- Exchange of
                                 Securities" on page 12.

Dissenters' Rights of
Appraisal:                       Any stockholder who does not wish to accept the
                                 $6.00 per share in the merger has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware
                                 Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

                                   . you must not vote in favor of the merger, and
                                   .  you must make a written demand for
                                      appraisal in compliance with Delaware law before the vote on the merger.

                                   Merely voting against the merger will not protect your right of appraisal. Appendix D to this proxy statement contains the Delaware statutory provisions relating to your right of appraisal. Failure to follow all of the steps required by these provisions will result in the loss of your right of appraisal. The Delaware law requirements for exercising appraisal rights are explained in "DISSENTERS' RIGHTS OF APPRAISAL" on page 36.


Board Recommendation:              The TCBY board of directors unanimously
                                   determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of TCBY and its shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The
                                   TCBY board unanimously recommends that the shareholders of TCBY vote for its approval.
                                   See "THE MERGER -- Reasons for the Merger;
                                   Recommendation of the TCBY Board" on page 16.


Opinion of Financial Advisor:      On February 9, 2000, Stephens Inc. delivered
                                   its oral opinion, subsequently confirmed in writing, to the TCBY board of directors that as of such date, and based upon the assumptions and subject to the limitations set forth therein, the merger consideration of $6.00 per share in cash to be received by holders of TCBY common stock in the merger was fair from a financial point of view to such holders. For a description of the written opinion of Stephens Inc., see "THE
                                   MERGER -- Opinion of TCBY's Financial
                                   Advisor" on page 18.

Tax Consequences of the
Merger: The receipt of cash by a stockholder of TCBY pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. To review the tax consequences to stockholders, see "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" on page 21.

Interests of Certain Persons
in the Merger:                     In considering the recommendation of the TCBY
                                   board of directors with regard to the merger, you should be aware that a number of TCBY officers and directors have severance agreements, benefit plans or other agreements that provide them with interests in the merger that are different from, and in addition to, the interests of stockholders generally. For a description of these arrangements, see "THE
                                   MERGER -- Interests on Certain Persons in the
                                   Merger" on page 22.

Merger Financing:                  The aggregate amount of funds needed to pay
                                   the aggregate merger consideration and
                                   Capricorn's related transaction costs is estimated to be approximately $149.7 million.
                                   Although Capricorn has not entered into
                                   definitive financing agreements with any third party financing source, based on discussions to date with financing sources, Capricorn expects to finance this amount from the following sources:

                                   .   Borrowings of approximately $95.2
                                       million, consisting of approximately $50 million of bank debt and approximately $45.2 million of mezzanine debt and bridge debt.

                                   .   Equity of approximately $33 million, of
                                       which approximately $25.5 million will be provided by Capricorn.

                                   .   The balance from cash of TCBY available
                                       at the closing, including approximately
                                       $3.0 million in net proceeds from the
                                       sale of certain real property and other
                                       assets of TCBY discussed under the
                                       section titled "OTHER TERMS OF THE MERGER
                                       AGREEMENT" on page 24.

                                   CI Merger Co.'s obligation to consummate the merger is conditioned on the receipt of the above financing. For a description of these financing arrangements, see "THE MERGER - Merger Financing" on page 24.

                      Other Terms of the Merger Agreement

Treatment of Stock Options:        At the effective time, holders of outstanding
                                   options to purchase shares of TCBY common stock under TCBY's 1992 Employee Stock Option
                                   Plan or 1992 Non-Employee Directors Stock
                                   Option Plan, if then exercisable, will be entitled to receive $6.00 for each share subject to an option upon payment of the exercise price. See "OTHER TERMS OF THE
                                   MERGER AGREEMENT -- Treatment of Stock
                                   Options" on page 24.

Conditions to the Merger:          Consummation of the merger is subject to
                                   various conditions, including, among others:

                                   .   the approval of the merger by
                                       stockholders at the special meeting;
                                   .   that no law has been enacted or
                                       injunction entered which effectively
                                       prohibits the merger;
                                   .   that all necessary approvals of
                                       governmental authorities and all material required consents of third parties have been obtained;
                                   . that CI Merger Co.'s and TCBY's respective representations and warranties in the merger agreement are true and correct in all material respects and the parties have performed in all material respects their respective obligations under the merger agreement;
                                   .  that CI Merger Co. has received the
                                      proceeds of debt financing for the merger consideration upon similar terms to those set forth in commitment letters delivered to TCBY; and
                                   . the sale of assets, land and real property of the AIMCO division of TCBY's Riverport Equipment and Distribution subsidiary for no less than $3 million.

                                   For a summary of the conditions to the
                                   merger, see "OTHER TERMS OF THE MERGER
                                   AGREEMENT -- Conditions of the Proposed
                                   Merger" on page 30.

Termination:                       The merger agreement provides that, in
                                   certain circumstances, either TCBY or CI
                                   Merger Co. may terminate the merger agreement without completing the merger, including certain situations where TCBY enters into a business combination with a party other than CI Merger Co.

                                   TCBY's rights to terminate the merger
                                   agreement also include, but are not limited to, situations where:

                                   . holders of a majority of TCBY common stock outstanding on the record date fail to approve the merger agreement, and
                                   . an event occurs that materially affects CI Merger Co.'s ability to obtain debt financing for the merger.

                                   The ability of TCBY to effectively terminate the merger agreement and pursue another business combination is limited by the terms of the voting agreement. See "VOTING AGREEMENT" beginning on page 35.

                                   CI Merger Co.'s rights to terminate the
                                   merger agreement include, but are not limited to, situations where:

                                   . the TCBY board withdraws or modifies its recommendation of the merger to TCBY stockholders or approves any takeover proposal from a party other than CI Merger Co., and
                                   . a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of TCBY is commenced prior to the special meeting and the TCBY board fails to recommend against acceptance of such offer.

                                   For a summary of these events, see "OTHER
                                   TERMS OF THE MERGER AGREEMENT -- Termination" on page 31.

Termination Fees:                  The merger agreement provides that, in
                                   certain circumstances, TCBY must pay a
                                   termination fee to CI Merger Co. of $6.5 million. These circumstances include situations where:

                                   .  TCBY enters into a business combination
                                      with a party other than CI Merger Co., and
                                   .  TCBY's board of directors withdraws or
                                      modifies its recommendation of the merger to TCBY stockholders or approves any takeover proposal from a party other than CI Merger Co.

                                   In addition, the merger agreement provides that, in certain circumstances, CI Merger Co. must pay a termination fee to TCBY of $1.65 million. These circumstances include situations where:

                                   .  CI Merger Co. fails to comply with its
                                      obligations in the merger agreement
                                      relating to financing of the merger
                                      consideration, and

                                   .  a material adverse effect on CI Merger
                                      Co.'s ability to obtain financing of the merger consideration occurs.

                                   For a summary of the termination fees payable by TCBY and CI Merger Co., see "OTHER TERMS OF THE MERGER AGREEMENT -- Termination Fees" on page 33.

                              THE SPECIAL MEETING

General; Date; Place and Time

     This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, the board of directors of TCBY for use at the special meeting of the holders of TCBY's common stock.

     The special meeting is scheduled to be held as follows:

                            Tuesday, April 18, 2000
                            10:00 a.m., local time
                             The DoubleTree Hotel
                               424 West Markham
                          Little Rock, Arkansas 72201

Purpose of the Special Meeting

     The special meeting is being held so that stockholders of TCBY may consider and vote upon a proposal to approve and adopt the merger agreement and to transact any other business that is properly brought before the special meeting or any postponement or adjournment. Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

     If the merger agreement is approved and the merger becomes effective, CI Merger Co. will merge into TCBY and TCBY will become a majority-owned subsidiary of Capricorn Investors III, L.P. You will receive $6.00 in cash for each share of TCBY common stock that you own. The cash merger consideration will not be paid in exchange for shares of TCBY common stock which are held in the treasury of TCBY or any of its subsidiaries, owned by CI Merger Co. or held by dissenting stockholders who seek appraisal of the fair value of their shares and comply with all of the Delaware law procedures explained on pages 36 to 38.

Record Date

     TCBY's board of directors has fixed the close of business on March 14, 2000 as the record date for determination of TCBY stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 27,908,646 shares of TCBY common stock outstanding (inclusive of 5,012,509 treasury shares), held by approximately 4,228 holders of record.

Vote Required to Adopt the Merger Agreement

     A majority of the voting power of the outstanding shares of TCBY common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting.

     The holders of a majority of the outstanding shares of TCBY common stock must approve the merger. You are entitled to one vote for each share of TCBY common stock you owned on the record date on each proposal to be presented to stockholders at the special meeting.

Stock Ownership of Management; Voting Agreement

     At the close of business on the record date, directors and executive officers of TCBY and their affiliates were the beneficial owners of an aggregate of 11,071,152 shares of TCBY common stock, or 48.35% of the voting power of the TCBY common stock then outstanding.

     At the close of business on the record date, Frank D. Hickingbotham, Herren
C. Hickingbotham and F. Todd Hickingbotham owned an aggregate of 10,728,332 shares of TCBY common stock, or approximately 47% of the voting power of the TCBY common stock. Pursuant to a voting agreement with CI Merger Co., the Hickingbothams have granted to CI Merger Co. a proxy to vote all of the shares of TCBY common stock owned by them (1) for the approval and adoption of the merger agreement, and (2) against any other takeover proposal (as defined in the merger agreement). See "VOTING AGREEMENT" on page 35 for a description of the terms of the voting agreement.

Proxies

     All shares of TCBY common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the TCBY common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of TCBY common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of TCBY common stock as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

     TCBY does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

 .    delivering a written notice of revocation of proxy prior to the special meeting to William P. Creasman, Secretary, TCBY Enterprises, Inc., 425 West Capitol Avenue, Little Rock, Arkansas 72201,
 .    delivering to TCBY a duly executed proxy bearing a later date prior to the special meeting, or
 .    attending the special meeting and voting in person.

The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder's proxy. If you own your shares of TCBY common stock in "street name," you should follow your broker's instructions concerning how to change your vote.

     TCBY will incur the expenses incurred in connection with the printing and mailing of this proxy statement. TCBY will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for TCBY common stock will be mailed to you as soon as practicable after completion of the merger.

                                  THE PARTIES

TCBY

     TCBY manufactures and sells TCBY softserve frozen yogurt, hardpack frozen yogurt and ice cream, and novelty frozen food products through company-owned and franchised retail stores, non-traditional locations and the retail grocery trade. Non-traditional locations include airports, schools, hospitals, convenience stores, travel plazas, and locations in conjunction with petroleum stores and other food concepts. In addition, TCBY sells a variety of frozen packaged products and other specialty dairy food products to private label customers. TCBY sells equipment related to the food service industry and develops locations under the Juice Works brand in conjunction with the TCBY brand.

     The principal executive offices of TCBY are located at 425 West Capitol Avenue, Little Rock, Arkansas 72201, and its telephone number is (501) 688-8229.

CI Merger Co.

     CI Merger Co. is a wholly-owned subsidiary of Capricorn Investors III, L.P. Capricorn Investors III, L.P. formed CI Merger Co. solely for the purpose of effecting the merger.

Capricorn Investors III, L.P.

     Capricorn Investors III, L.P. is a privately-held limited partnership. An affiliate of Capricorn is the principal stockholder of Mrs. Fields. Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Based on numbers of units, Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields operates and franchises stores located predominantly in shopping malls, and also licenses kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies.

     The principal executive offices of Capricorn are located at 30 East Elm Street, Greenwich, Connecticut 06830, and its telephone number is (203) 861-6600.

                                  THE MERGER

     The following is a summary of certain material provisions of the merger agreement, which is attached as Appendix A to this proxy statement. We urge stockholders to read Appendix A in its entirety.

General.

     The merger agreement provides that, at the effective time of the merger, CI Merger Co. will be merged into TCBY, TCBY will continue as the surviving corporation and the separate existence of CI Merger Co. will cease.

     Pursuant to the provisions of the merger agreement, the merger will become effective when a certificate of merger executed in accordance with the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware, or at another time as CI Merger Co. and TCBY agree and specify in the certificate of merger.

Conversion of Securities.

     As of the effective time of the merger, without any further action on the part of CI Merger Co., TCBY or the holders of any securities of CI Merger Co. or
TCBY:

 .    Each issued and outstanding share of common stock of CI Merger Co. will be converted into one share of common stock of the surviving corporation;

 .    All shares of TCBY common stock held in the treasury of TCBY or by any wholly-owned subsidiary of TCBY and any shares owned by CI Merger Co. will be canceled and no consideration will be delivered for the shares; and

 .    Each other share of TCBY common stock issued and outstanding prior to the effective time of the merger (other than shares as to which dissenters' rights of appraisal have been perfected) will be converted into the right to receive from the surviving corporation $6.00 in cash, without interest. These shares of TCBY common stock will no longer be outstanding and will automatically be canceled and retired and each holder of a certificate representing any of these shares shall cease to have any rights except the right to receive the merger consideration, less any applicable withholding taxes, upon surrender of the stock certificate that formerly evidenced the shares of TCBY common stock.

As a result of the actions described above, at the effective time of the merger, TCBY will become a majority-owned subsidiary of Capricorn.

     TCBY stockholders who do not vote in favor of the merger or consent thereto in writing and who have demanded properly in writing appraisal for their shares of TCBY common stock in accordance with Delaware law and who otherwise comply with all of the provisions of Delaware law regarding statutory appraisal rights, have the right to seek a determination of the fair value of their shares of TCBY common stock and cash payment for those shares in lieu of the merger consideration to which they would otherwise be entitled.

     Shares of TCBY common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by stockholders who have not voted the shares in favor of the merger and who have complied with the requirements of Section 262 of the Delaware General Corporation Law will represent only the right to receive payment for the shares as provided under Section 262, and shall not be converted into the merger consideration, unless the holder fails to perfect or effectively withdraws or loses the stockholder's right to receive payment for the shares under Section 262. If the holder fails to perfect, effectively withdraws or loses this right, the stockholder's shares of common stock thereupon will be deemed, as of the effective time of the merger, to be converted into the merger consideration. See the section entitled "DISSENTERS' RIGHTS OF APPRAISAL" in this proxy statement for further information.

Exchange of Securities

     As soon as reasonably practicable after the merger, a paying agent selected by CI Merger Co. and reasonably acceptable to TCBY will mail a letter of transmittal to each holder of record of TCBY common stock immediately prior to the effective time of the merger for use in forwarding the holder's TCBY common stock certificates for surrender and exchange for the merger consideration to which the stockholder has become entitled. After receipt of the letter of transmittal, each holder of certificates that represented TCBY common stock prior to the merger should surrender the certificates together with the signed letter of transmittal duly executed, and any other required documents as set forth in the letter of transmittal to the paying agent, and each holder will receive in exchange the merger consideration to which that holder is entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. Thereafter, the stockholder will be entitled to receive an amount of cash equal to the product of the number of shares of TCBY common stock formerly represented by that stockholder's certificate(s) and $6.00. No interest will be paid on the cash payable upon surrender of any certificate(s). The paying agent will be entitled to deduct and withhold from the merger consideration those amounts as the paying agent is required to deduct and withhold from the merger consideration as may be required by any applicable tax laws.

     After the effective time of the merger, each certificate formerly representing TCBY common stock, until surrendered and exchanged, will be deemed for all purposes to evidence the right to receive only the merger consideration for the shares of common stock represented.

     After the merger, there will be no transfers of shares of TCBY common stock on the stock transfer books of TCBY. If, after the completion of the merger, certificates that previously represented shares of TCBY common stock are presented for transfer, they will be canceled and exchanged for the merger consideration under the terms of the merger agreement.

Background of the Merger

     Faced with increasing competition and a declining stock price during the past several years, the management of TCBY has explored various strategic alternatives or alliances in an effort to increase shareholder value. Alternatives considered included, among other things, mergers with strategic partners, complimentary acquisitions and strategic alliances.

     During 1998, a competitor of TCBY informally offered to acquire the shares of TCBY common stock owned by Frank Hickingbotham, the chairman of TCBY's board of directors and its Chief Executive Officer, and his family, which shares represent nearly a controlling interest in TCBY. Shares of TCBY common stock not held by members of the Hickingbotham family would not have been acquired in
this proposed transaction.   After significant discussions that occurred during
the summer of 1998, the Hickingbotham family declined to engage in this transaction, principally due to adverse changes in the offeror's stock price that made doubtful the financing of the acquisition of TCBY common stock. Moreover, the Hickingbotham family was concerned, after repeated requests by the Hickingbotham family to the offeror to extend its offer to all outstanding shares of TCBY common stock, that the proposed transaction could adversely affect the interests of the remaining TCBY stockholders.

     After these discussions in 1998, management of TCBY determined to conduct more comprehensive efforts to locate a buyer or strategic partner for TCBY. Throughout 1998 and 1999, management considered and informally contacted a number of potentially interested parties, primarily those operating in TCBY's industry or those who might derive strategic benefit from ownership of a substantial equity interest in TCBY. Moreover, TCBY had discussions with various investment banking firms of national reputation, including Stephens Inc. and other firms, about possible strategic transactions. Management of TCBY was advised by one nationally prominent investment banking firm that the most likely, if not the only, prospective buyer for TCBY would be a company already operating in a similar or complementary business, and that there were few companies fitting these characteristics that had the willingness or ability to engage in a control transaction involving TCBY.

     One alternative involved a company with which TCBY has a substantial co-branding relationship. Management of TCBY pursued discussions with management
of this co-branding partner for several months in 1998 and 1999.   Options
discussed included both a minority and controlling investment by this partner in TCBY common stock. After several discussions and the exchange of financial and operating information, the potential investor in the spring of 1999 declined to further consider any investment in TCBY common stock.

     The action of the TCBY board of directors to approve the merger agreement and the transactions contemplated thereby was the culmination of a process that began in the fall of 1999 when TCBY received an indication of interest from Capricorn regarding a potential acquisition or other strategic transaction with TCBY. While TCBY currently maintains a co-branding relationship with an affiliate of Capricorn with respect to the sale of both companies' products at a single TCBY franchise, there were no existing relationships, agreements or understandings between TCBY, Capricorn or its affiliates prior to this contact.

     On October 6, 1999, TCBY's board of directors met with certain members of senior management, Stephens Inc., an investment banking firm that has historically provided investment banking services to TCBY, and Kutak Rock LLP, TCBY's legal counsel, to discuss Capricorn's inquiry. Representatives of Stephens discussed with the TCBY board of directors Capricorn's business, financial capabilities, and strategic reasons for its interest in TCBY. Stephens noted that Capricorn had not submitted a definitive proposal regarding an acquisition transaction and that it would be necessary to engage in further discussions with Capricorn to obtain a better understanding of Capricorn's intentions.

     The board of directors approved the engagement of Stephens Inc. to act as its financial advisor to evaluate Capricorn's indication of interest and to advise it concerning other possible transactions available to TCBY. The board of directors also engaged Kutak Rock, LLP, as its counsel. It also considered whether to publicly announce its engagement of Stephens Inc. The board of directors was advised that such a public disclosure is often made to ensure that all prospective bidders were made aware of TCBY's efforts in this regard. Management of TCBY advised that such public disclosure (i) may not be desirable in that it could have a negative impact on TCBY's employee and franchisee relations and thus on its operations, and (ii) may be unnecessary since there was a very low likelihood that a bona fide prospective bidder existed who would not be contacted directly by TCBY or its representatives about a potential transaction involving the company. Moreover, the board of directors was advised that such a public disclosure if not followed by a control transaction of some kind often results in adverse changes in a company's stock price and in its ability to conclude subsequent favorable negotiations regarding a control transaction. Based upon this advice the TCBY board of directors concluded not to publicly announce Stephens' engagement.

     Capricorn advised Stephens in early discussions that it would eventually be unwilling to complete its investigations of TCBY's operations and finalize its financing and the relevant transaction agreements without some agreement by TCBY that it would refrain from efforts to find an alternative strategic partner. Accordingly, the TCBY board of directors directed TCBY management and Stephens to identify any entity who would likely be a potential buyer for all shares of TCBY common stock and, with the assistance of Stephens, to contact these prospective bidders to determine their interest in considering a control transaction involving TCBY. During the next six weeks, representatives of Stephens and TCBY management completed a list of 14 such companies, contacted each of these companies and engaged them in confidential discussions as to a potential acquisition transaction with TCBY. The list included national and regional restaurant, dessert and dairy companies and selected financial buyers.

     Also during this period Stephens continued its attempts to obtain from Capricorn a more definitive proposal. As part of this process, and following the execution of a confidentiality agreement between Capricorn and TCBY, Capricorn was afforded the opportunity to review confidential business and financial information regarding TCBY and was allowed to perform other extensive off-site due diligence.

     On November 17, 1999, TCBY's board of directors met and received a presentation from Stephens and TCBY management regarding the results of the discussions that had occurred with the various parties that had been contacted regarding a potential transaction with TCBY. Stephens and members of TCBY management informed the board of directors that all of the 14 parties contacted by Stephens declined to pursue a potential acquisition transaction with TCBY.

     Stephens then provided the TCBY board of directors with an overview of the two specific proposals that had been received - one from Capricorn and another from a bidder who had previously contacted TCBY. Capricorn proposed to acquire all of the outstanding shares of TCBY common stock at $6.00 per share in cash, subject to a number of conditions, including the receipt of adequate financing for the transaction. Capricorn's proposal outlined a plan for financing the purchase price, however, it did not identify specific lenders or investors who would be willing to commit to such financing. Stephens described for the board of directors the perceived benefits of the transaction to Capricorn and its affiliated companies and the impact that those benefits were likely to have on the ability of Capricorn to obtain the required financing for the transaction.

     Stephens also advised the board of directors that in order to fully assess the Capricorn proposal it would be necessary to (1) investigate the financing proposed by Capricorn and (2) make a recommendation as to the ability of Capricorn to procure such financing.

     Unlike the Capricorn proposal, the other bidder, a foreign entity engaging primarily in coffee production with no substantial operations in the United States, proposed only to purchase the Hickingbotham family's shares for $6.00 per share, with the remaining shareholders of TCBY retaining their present interest in TCBY, and subsequently merge its operations into TCBY. This transaction was also contingent upon receipt of financing, however, the bidder specified no plan for obtaining such financing. As with the Capricorn proposal, Stephens indicated that it would be necessary to fully assess the viability of the bidder's financing plans. Stephens also indicated that despite repeated requests and demands, the bidder refused to consider the purchase of 100% of the TCBY common stock.

     The TCBY board of directors, after advice from financial and legal representatives, expressed concern over a proposal that contemplated a purchase of only the Hickingbotham family shares in light of Capricorn's proposal to acquire all outstanding shares.

     The board of directors also discussed the Capricorn proposal. Various board members expressed concern over the financing contingency and the ability of Capricorn to consummate the transaction. The board of directors further discussed the importance of having Stephens attempt to mitigate the financing risks by engaging in extensive discussions with Jefferies & Co. ("Jefferies"), Capricorn's financial advisor, and prospective lenders identified by Jefferies, in order to fully assess the likelihood that Capricorn would be able to procure the required financing for the transaction. Capricorn and TCBY also discussed, in an effort to mitigate the financing risks, the possibility of reducing the amount of cash to be received by TCBY stockholders and including in the merger consideration a preferred equity interest in the surviving corporation.

     The board of directors then authorized Stephens, senior management and Kutak Rock LLP to (1) commence negotiations (on an exclusive basis, if necessary) of a definitive agreement with Capricorn and (2) assess, mitigate or narrow the financing risks or contingency related to the transaction. The board of directors also authorized and instructed Stephens to continue discussions with other parties, including the other bidder, as appropriate, in order to fully preserve TCBY's options.

     Thereafter, Stephens continued further discussions with Capricorn in order to obtain more information regarding Capricorn's financing plans and prospective lenders. On or about November 19, 1999, Capricorn informed Stephens that it was prepared to begin negotiations with a prospective lender group. However, given the significant time and expense that Capricorn had incurred to date, as well as, the additional efforts and costs that would be required to complete the process, Capricorn indicated that it would not proceed further without an
exclusive negotiating agreement from TCBY.   TCBY granted Capricorn exclusive
negotiating rights through December 15, 1999.

     On December 17, 1999, the TCBY board of directors met to consider progress on the Capricorn transaction. Stephens provided the board of directors with a detailed presentation regarding Capricorn's financing plan including the names of institutions that had submitted financing proposals or engaged in discussions with Capricorn. Stephens stated that while it believed Capricorn was the most attractive strategic party available, more specific financing plans should be in place before the board of directors authorizes the final negotiation of a definitive merger agreement. Upon Stephens' recommendation, the board of directors authorized senior management, Stephens and Kutak Rock LLP to continue with discussions and negotiations with Capricorn and its representatives on an exclusive basis through January 17, 2000, or for such additional limited time as they deemed reasonable, necessary and appropriate to allow Capricorn to procure final financing commitments.

     Between December 20, 1999 and February 2, 2000, Capricorn continued its discussion with prospective lenders. Additionally, during this period discussions continued between Kutak Rock LLP and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Capricorn, in respect of a draft merger agreement. Capricorn's counsel proposed a form of voting agreement to be executed between Capricorn and Frank D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham pursuant to which the Hickingbothams would grant Capricorn a proxy to vote their approximately 47% of the voting power of TCBY in favor of a merger with Capricorn. Capricorn indicated that execution of such voting agreement would be a condition to its execution of a merger agreement to acquire TCBY.

     On February 2, 2000, Capricorn and Jefferies delivered form commitment letters from certain of the lenders who were proposing to finance the transaction. Additionally, Capricorn indicated that if the Hickingbotham family would agree to purchase the assets of TCBY's restaurant equipment business (known as AIMCO), it believed it could fill the remainder of the financing shortfall by way of additional equity and debt investments from its partners and co-investors. The parties discussed the termination provisions contained in the draft merger agreement including the termination fees to be paid by the parties in the event the transaction did not close. Capricorn reiterated its condition that the Hickingbotham family execute a voting agreement and that such voting agreement grant Capricorn authority to vote not only in favor of a merger with Capricorn, but also, against any superior takeover proposal presented to shareholders in the event the Capricorn merger agreement was terminated by the TCBY board of directors to pursue such superior proposal.

     Between February 3 and February 9, 2000, the parties continued to negotiate the terms of the merger agreement. On the morning of February 9, 2000, Capricorn and Jefferies delivered commitment letters, executed by the lenders, for the financing of the transaction.

     On the evening of February 9, 2000, the TCBY board of directors convened a meeting. Representatives of Stephens provided the board of directors with a summary of the transaction, including a description of the various components of Capricorn's proposed financing and the terms of the commitment letters received from lenders. Stephens also provided financial and valuation analysis to the board of directors. Representatives of Kutak Rock LLP then specifically described the terms of the merger agreement with particular emphasis on the termination provisions and the practical limitations that the terms of the voting agreement would place on the board of directors' ability to consider a superior proposal to purchase TCBY. The board of directors determined that based on prior efforts of Stephens and senior management there were no other likely bidders who would pay a higher price for all shares of TCBY common stock
than the $6.00 per share offered by Capricorn.    The board of directors also
reviewed and discussed the other matters described below under "-- Reasons for the Merger; Recommendation of the TCBY Board."

     Stephens then delivered its oral opinion to the TCBY board of directors (subsequently confirmed by delivery of a written opinion dated February 9, 2000) that the $6.00 per share price to be paid to the TCBY shareholders was fair from a financial point of view. Mr. Frank Hickingbotham stated to the board of directors that, although he did not personally have an interest in owning the AIMCO business, at the request of Capricorn in order to facilitate Capricorn's financing, he would be willing to purchase the business for $3 million in cash, conditional upon the closing of the merger transaction with Capricorn. Both Stephens and senior management stated to the board of directors that they thought the $3 million purchase price to be paid by Mr. Hickingbotham for the AIMCO business was a price no less favorable to TCBY than that which it would have obtained from an unrelated third party under the same time constraints.

     After further deliberation with respect to the terms, conditions and provisions of the transaction, the TCBY board of directors approved and authorized the execution of the merger agreement. The board of directors also approved (without the participation of the Hickingbotham family) the sale of the AIMCO business to Mr. Hickingbotham for $3.0 million, conditional upon the closing of the merger. Later that evening TCBY, CI Merger Co. and Capricorn executed the merger agreement and Frank D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham executed the voting agreement.


Reasons for the Merger; Recommendation of the TCBY Board

     The TCBY board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of TCBY and its shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The TCBY board unanimously recommends that the shareholders of TCBY vote for its approval.

     In reaching its conclusion, the TCBY board consulted with senior management and its financial and legal advisors and carefully considered a variety of factors. The principal factors considered by the TCBY board are listed below:

     . TCBY's business, assets, management, strategic objectives and prospects and the uncertainty created from trends in TCBY's business, including
         (1) decline in sales in traditional and non-traditional locations, and
         (2) the number of traditional store closings over the past three years.

     .   TCBY's historical financial information.

     . Historical market prices and trading information, including current market multiples, for TCBY's shares and a comparison of these prices, trading information and multiples with those of certain companies in the same or similar lines of business and industries as TCBY.

     . A valuation of TCBY under various methodologies, including a comparable public company analysis, a discounted cash flow analysis and a recent trading analysis.

     . The prices and forms of consideration paid in recent comparable acquisition transactions and the fact that the price to be paid to TCBY's shareholders pursuant to the merger agreement compares favorably to the prices paid in such transactions.

     . The fact that the $6.00 per share price to be paid to TCBY shareholders represents (1) a premium of 68% over the closing price of the TCBY shares on the New York Stock Exchange on February 9, 2000 and (2) a premium of 64% over the 30-day average of the closing price of the TCBY shares as of February 9, 2000, and the fact that these premiums compare favorably to premiums paid in other recent comparable acquisition transactions.

     . The terms and conditions of the merger agreement, including the all cash nature of the transaction and that (1) Capricorn had commitments or "highly-confident" letters for financing of the $6.00 per share purchase price, and (2) TCBY will receive a termination fee in the amount of $1.65 million in the event Capricorn fails to consummate the transaction as a result of its failure to obtain the financing contemplated in the financing commitments.

     . The strategic alternatives that may have been available to TCBY if it did not pursue the transaction with Capricorn and the viability and risks of pursuing those alternatives, including that no potential bidder identified by Stephens and members of TCBY management as most likely to offer to purchase TCBY had expressed an interest in pursuing a transaction with TCBY and that the only other bidder wanted only to purchase the Hickingbotham family shares in a highly-leveraged transaction.

     . The opinion of Stephens delivered to the TCBY board of directors on February 9, 2000 that as of such date, and based upon and subject to various considerations set forth therein, the $6.00 per share purchase price to be received by TCBY's shareholders in the merger was fair, from a financial point of view to such shareholders. See "Opinion of Financial Advisor to TCBY."

     . TCBY's ability to better support its franchisees after the merger, including additional field support and increased purchasing power resulting from TCBY's association with affiliates of Capricorn as well as cross-branding opportunities for TCBY franchisees with Capricorn-controlled brands.

          The foregoing discussion of the information and factors considered by the TCBY board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the TCBY board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors considered in reaching its determination. In addition, individual members of the TCBY board of directors may have given different weight to the different factors.

Opinion of TCBY's Financial Advisor

     Stephens was retained by TCBY to act as its financial advisor in connection with a possible business combination by TCBY. In connection with the proposed merger with Capricorn, TCBY requested that Stephens evaluate the fairness, to the non-affiliated shareholders of TCBY from a financial point of view, of the consideration to be received in the proposed transaction. At the meeting of TCBY's board of directors held on February 9, 2000, Stephens delivered to the TCBY board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated February 9, 2000, stating that the merger consideration was fair to the TCBY shareholders from a financial point of view. In arriving at its opinion, Stephens (i) reviewed certain publicly available business and financial information relating to TCBY; (ii) reviewed certain information including internal financial statements, financial projections, and other financial and operating data concerning TCBY furnished to Stephens by TCBY; (iii) held discussions with certain senior officers, directors and other representatives or advisors of TCBY concerning the business, operations and prospects of and potential strategic alternatives available to TCBY; (iv) reviewed the reported price and trading activity for TCBY's common stock; (v) analyzed certain financial information and prices and trading activity of the common stock for TCBY as compared with similar information for other publicly traded companies; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable business combinations; (vii) reviewed the merger agreement, the exhibits thereto, and other related documents; and (viii) performed certain discounted cash flow analyses and other studies and analyses as it considered appropriate. In addition, Stephens considered for the purposes of its opinion, recent trends in the frozen treats and quick service restaurant industries and the competitive position of TCBY.

     In arriving at its opinion, Stephens performed a variety of financial analyses, the material portions of which are summarized below. This summary does not purport to be a complete description of the analyses performed by Stephens. In addition, Stephens believes that its analyses must be considered as a whole and that selecting portions of its analysis or the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses. Stephens did not draw any specific conclusions from or with regard to any one method of analysis in isolation from others. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. The matters considered by Stephens in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond TCBY's control. The analyses performed by Stephens are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such business actually may be sold. Because such analyses are inherently subject to uncertainty, none of TCBY nor Stephens or any other person assumes responsibility if future events do not conform to the judgments reflected in the opinion of Stephens.

     In rendering its opinion, Stephens assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Stephens. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Stephens, the management of TCBY advised Stephens that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TCBY as to the future financial performance of TCBY. Stephens did not make or obtain an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise and including the loss and loss adjustment expense reserves) or reserves of TCBY nor did Stephens make any physical inspection of the properties or assets of TCBY.

     The full text of the written opinion of Stephens dated February 9, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. TCBY shareholders are urged to read the opinion carefully in its entirety. Stephens' opinion is directed only to the fairness of the merger consideration to the disinterested shareholders from a financial point of view. The summary of the opinion of Stephens set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

     Overview. In its presentation to the TCBY board of directors, Stephens presented an overview of the proposal, the merger and the events leading to the definitive merger agreement. Stephens reviewed the recent historical performance of TCBY as well as its projected future financial performance as provided by the management of TCBY.

     Stephens noted that with a merger consideration of $6.00 per share, the value of common equity, including the value of stock options plus the amount of assumed debt less the amount of assumed cash and cash equivalents ("Total Transaction Value") of TCBY is approximately $122.0 million, representing 8.4x and 8.2x TCBY's fiscal 1999 and estimated fiscal 2000 earnings, before interest, taxes, depreciation and amortization ("EBITDA"), respectively; the total value of common equity, including the value of stock options ("Transaction Value") of TCBY was approximately $139.4 million representing 19.2x and 18.3x TCBY's fiscal 1999 and estimated fiscal 2000 net income, respectively; and the premium to the closing market price of TCBY's shares one day prior to announcement of the proposed transaction was 68%.

     Valuation Analysis. Stephens arrived at ranges of value for shares of TCBY's common stock by utilizing four principal valuation methodologies: a comparable company analysis; a comparable transaction analysis; a discounted cash flow analysis; and an analysis of premiums paid in similarly sized transactions. Stephens also analyzed the historical trading (including price and volume) of shares of TCBY's common stock and compared the offer price to recent trading prices.

     Comparable Company Analysis. Stephens analyzed certain publicly available financial information, operating data and projected financial performance (per research analyst estimates) of ten selected publicly traded companies that Stephens believed to be appropriate for comparison to corresponding financial and operating data of TCBY, specifically, Dreyer's Grand Ice Cream, Inc.; Ben & Jerry's Homemade, Inc.; Yogen Fruz World-Wide Inc.; and Eskimo Pie Corp.; (collectively the "Frozen Treat Companies") and Tricon Global Restaurant, Inc.; Wendy's International, Inc.; Jack in the Box Inc.; CKE Restaurants, Inc.; Sonic Corp; and Consolidated Products, Inc. (collectively the "Restaurant Companies" and, with the Frozen Treat Companies, the "Comparable Companies"). Stephens' analysis of the Comparable Companies yielded a ratio of market value of common equity plus total debt less cash and cash equivalents ("Total Market Capitalization") to latest twelve month EBITDA for the Frozen Treat Companies ranging from 5.4x to 13.4x with a median of 6.4x and for the Restaurant Companies ranging from 4.6x to 9.2x with a median of 5.9x; Total Market Capitalization to latest twelve month earnings, before interest, taxes and amortization ("EBITA") for the Frozen Treat Companies ranging from 7.4x to 39.9x with a median of 12.3x and for the Restaurant Companies ranging from 7.6x to 12.0x with a median of 7.7x; market value of common equity to reported latest twelve months net income for the

Frozen Treat Companies ranging from 14.6x to 38.0x with a median of 20.8x and for the Restaurant Companies ranging from 7.4x to 19.0x with a median of 12.9x; the market value of common equity to estimated fiscal 2000 net income (per research analyst estimates) for the Frozen Treat Companies ranging from 19.0x to 19.7x with a median of 19.3x and for the Restaurant Companies ranging from 10.1x to 16.7x with a median of 12.0x; and the market value of common equity to estimated fiscal 2001 net income (per research analyst estimates) for the Frozen Treat Companies ranging from 18.0x to 18.0x with a median of 18.0x and for the Restaurant Companies ranging from 9.2x to 14.7x with a median of 10.0x.

     Stephens derived a range of implied trading value of TCBY common stock of $3.92 to $4.85 per share based on a ratio of Total Market Capitalization to fiscal 1999 EBITDA of 5.0x to 6.5x; a range of $3.82 to $4.68 per share based on a ratio of Total Market Capitalization to fiscal 1999 EBITA of 7.0x to 9.0x; a range of $3.48 to $4.42 per share based on a ratio of market value of common equity to fiscal 1999 net income of 11.0x to 14.0x; a range of $3.29 to $4.28 per share based on a ratio of market value of common equity to fiscal 2000 estimated net income included in the projections of 10.0x to 13.0x; and a range of $3.08 to $3.77 per share based on a ratio of market value of common equity to fiscal 2001 estimated net income included in the projections of 9.0x to 11.0x.

     Comparable Transaction Analysis. Stephens analyzed the financial terms, to the extent publicly available, of eight transactions involving businesses comparable to that of TCBY which were announced since April 27, 1997. The selected transactions include Checkers Drive-In Restaurants, Inc.'s, acquisition of Rally's Hamburgers, Inc.; the Sbarro Family's acquisition of Sbarro, Inc.; AFC Enterprises, Inc.'s acquisition of Cinnabon International, Inc.; Carrols Corp.'s acquisition of Pollo Tropical, Inc.; NE Restaurant Company, Inc.'s acquisition of Bertucci's, Inc.; Berkshire Hathaway, Inc.'s acquisition of International Dairy Queen, Inc.; Port Royal Holdings, Inc.'s acquisition of The Krystal Company, and CKE Restaurants, Inc.'s acquisition of Hardee's Food Systems, Inc. Stephens' analysis of the comparable transactions yielded a ratio of the price paid for the common equity plus assumed debt less assumed cash ("Total Transaction Value") to latest twelve month EBITDA ranging from 5.4x to 17.9x with a median of 7.3x and the Total Transaction Value to latest twelve month EBITA ranging from 7.5x to 19.3x with a median of 12.4x.

     Stephens derived a range of implied transaction value of TCBY common stock of $4.55 to $5.46 per share based on a ratio of Total Transaction Value to fiscal 1999 EBITDA of 6.0x to 7.5x and a range of $4.26 to $5.11 per share based on a ratio of Total Transaction Value to fiscal 1999 EBITA of 8.0x to 10.0x.

     Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis of TCBY based upon the financial projections provided by management. Utilizing these projections, Stephens calculated a range of value per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows of TCBY for the years ending November 30, 2000 through 2004 and a projected terminal value at 2004 less debt plus cash as of November 30, 1999 and divided by the number of TCBY's fully diluted shares outstanding. Stephens applied several discount rates (ranging from 11.0% to 13.0%) and multiples of EBITDA (ranging from 6.0x to 7.5x) to generate the terminal value. Utilizing this methodology, the implied range of value per share of TCBY common stock was $4.76 to $5.75 per share.

     Premiums Paid Analysis. Stephens determined the premium over market price paid for publicly-traded companies in 75 selected transactions announced from January 24, 1999 through January 24, 2000 with a Total Transaction Value ranging from $50 million to $250 million. Stephens obtained information for this analysis from Securities Data Corp. Stephens compared the per share prices paid in such transactions with the closing price for the target's stock one week prior to announcement of the subject transactions. The median premium for these selected transactions over the subject target's closing per share price one week prior to announcement was 42.4%. Stephens also noted that approximately 50% of the selected transactions had a premium over the subject target's closing per share price one week prior to announcement of 20% to 50%. This was compared to the premium of 68% for the TCBY shares one day prior to the February 10, 2000 announcement of the proposal. Stephens estimated a per share valuation for TCBY's common of $4.45 to $5.34 per share using a premium of 25% to 50% over the closing price one day prior to announcement of the proposal.

     Information Concerning Stephens. Stephens is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for other purposes. The TCBY board of directors selected Stephens as a financial advisor because of its expertise, reputation and familiarity with TCBY. The TCBY board engaged Stephens to render a fairness opinion in connection with the transaction. TCBY agreed to pay Stephens $500,000 upon the rendering of a fairness opinion. In addition, TCBY engaged Stephens to act as a financial advisor to TCBY in connection with the proposed transaction and has agreed, if the merger is consummated, to pay Stephens as consideration for such services, additional compensation in an amount based on a percentage of the value of the consideration payable in the merger. TCBY has agreed to reimburse Stephens for out-of-pocket expenses and to indemnify Stephens against certain liabilities in connection with rendering the fairness opinion and serving as the TCBY board's financial advisor.

Certain Federal Income Tax Consequences of the Merger

     The following discussion describes certain United States federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to you based on your particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only shares of TCBY common stock that are held as capital assets (generally, assets held for investment) and may not apply to holders who acquired TCBY common stock pursuant to the exercise of employee stock options or other compensation arrangements with TCBY, holders that are subject to special tax treatment, holders that hold TCBY common stock as part of a "straddle", "hedge", or "conversion transaction", or holders the functional currency of which is not the U.S. dollar. Holders that may be subject to special tax treatment include broker-dealers, insurance companies, tax-exempt organizations, financial institutions, and regulated investment companies.

     Consequences to Holders of TCBY common stock. A holder of TCBY common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and the holder's adjusted tax basis in the shares of TCBY common stock exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger the holder has a holding period for the TCBY common stock of more than one year.

     Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of TCBY common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability, which may entitle such holder to a refund provided the required information is furnished to the Internal Revenue Service.

     The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, TCBY stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

     CI Merger Co. will account for the merger under the "purchase" method in accordance with generally accepted accounting principles.

Regulatory Filings and Approvals

     Capricorn has informed TCBY that the total assets and sales of Capricorn are below the threshold level which, if exceeded, would require that Capricorn and TCBY make certain filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules promulgated by the Federal Trade Commission. Accordingly, neither TCBY nor Capricorn intend to file preliminary notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. At any time before or after consummation of the merger, the Department of Justice or the Federal Trade Commission or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets.
Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Management, Operations and Ownership Structure following the Merger

     Following the merger, TCBY will continue its operations as a majority-owned subsidiary of Capricorn Investors III, L.P. The officers and directors of CI Merger Co. will become the officers and directors of TCBY. Except for individuals identified by CI Merger Co. in writing at least 45 days prior to the closing of the merger, TCBY agreed that it would, prior to the effective time of the merger, terminate employment of all employees at TCBY's headquarters in Little Rock, Arkansas and, simultaneously with such termination, make all payments required to be made to such persons under TCBY's severance plan and executive security agreements.

Public Trading Markets

     TCBY common stock is currently traded on the New York Stock Exchange under the symbol "TBY". Upon consummation of the merger, TCBY common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Interests of Certain Persons in the Merger

     Certain officers and directors of TCBY have certain agreements and incentives which will be affected as a result of the merger. These agreements and incentives are discussed below.

     Executive Security Agreements. As previously disclosed in TCBY's 1998 Form 10-K and proxy statement for TCBY's 1999 annual meeting of stockholders, in the year indicated TCBY entered into executive security agreements with the following executive officers: William P. Creasman (1990), Jim H. Fink (1990), Herren C. Hickingbotham (1990), F. Todd Hickingbotham (1990), John M. Rogers
(1994),

James H. Sahene (1995), and Gene H. Whisenhunt (1995). Under such agreements, TCBY agreed to make single lump sum cash severance payments equal to multiples of up to 2.99 of each officer's immediately preceding five year's annualized includible compensation if both of the following conditions are satisfied:

     .   a change of control of TCBY occurs, and

     . either (i) the officer voluntarily terminates employment with TCBY during the period beginning 90 days after the change of control occurs and ending on the one year anniversary of the change of control, or
         (ii) the officer is involuntarily terminated from employment by TCBY during the one year period following a change of control of TCBY.

TCBY has also entered into executive security agreements with other employees providing for lump sum payments of multiples of 1.0 to 2.99 of such employee's immediately preceding five year's annualized includible compensation to be made under similar circumstances. Simultaneously with the merger, CI Merger Co. will assume and agree to perform TCBY's obligations under the executive security agreements to the extent not previously performed by TCBY.

     If each employee who has entered into an executive security agreement terminated employment with TCBY under the circumstances described above, the total aggregate payment required to be made by TCBY to such employees is approximately $7.0 million. In addition to the foregoing amounts, if an amount payable under an executive security agreement or otherwise would subject the recipient to the excise tax under Section 280G of the Code, TCBY will make an additional payment to such person such that after the payment of all income and excise taxes, the recipient will be in the same after-tax position as if no excise tax under Section 280G of the Code had been imposed. It is not currently anticipated that such excise tax will be imposed.

     Stock Options. The merger agreement provides that, at the effective time of the merger, each holder of then outstanding options to purchase shares of TCBY common stock under TCBY's 1992 Employee Stock Option Plan or 1992 Non-Employee Directors Stock Option Plan, if then exercisable, will become entitled to receive for each share subject to an option, upon payment of the exercise price, the per share merger consideration of $6.00. The merger agreement provides that, prior to the effective time of the merger, CI Merger Co. and TCBY will use their respective reasonable best efforts to establish procedures for the cashless exercise of such options.

     Indemnification of Directors and Officers. The merger agreement provides that, for a period of six years after the effective time of the merger, TCBY will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the effective time with coverage in amount and scope at least as favorable as TCBY's existing directors' and officers' liability insurance coverage. In addition, CI Merger Co. has agreed to indemnify each present and former director, officer, employee or agent of TCBY against any losses incurred in connection with matters occurring at or prior to the effective time of the merger to the fullest extent permitted under the Delaware General Corporation Law or TCBY's certificate of incorporation or bylaws.

     Purchase of Assets. The merger agreement provides that the obligation of CI Merger Co. to effect the merger is subject to TCBY receiving no less than $3.0 million in cash proceeds from the sale of the assets, land and real property of the AIMCO division of Riverport Equipment and Distribution Company, a wholly-owned subsidiary of TCBY. TCBY presently expects to satisfy this condition by selling the assets of the AIMCO division to an entity owned by Frank D. Hickingbotham for $3.0 million in cash immediately prior to the effective time of the merger.

Merger Financing

     The aggregate amount of funds needed to pay the aggregate merger consideration and Capricorn's related transaction costs is estimated to be approximately $149.7 million. Although Capricorn has not entered into definitive financing agreements with any third party financing source, based on discussions to date with financing sources, Capricorn expects to finance this amount from the following sources:

     . Borrowings of approximately $95.2 million, consisting of approximately $50 million of bank debt and approximately $45.2 million of mezzanine debt and bridge debt.

     . Equity of approximately $33 million, of which approximately $25.5 million will be provided by Capricorn.

     . The balance from cash of the Company available at the closing, including approximately $3.0 million in net proceeds from the sale of certain real property and other assets of the Company discussed under the section titled "Other Terms of the Merger Agreement."

     Based on discussions with interested lenders to date, Capricorn expects for the bank debt to be provided under a $50 million floating rate senior secured five year term credit facility to TCBY with a group of banks and other financial institutions. Capricorn expects that borrowings under the credit facility will be secured by TCBY's assets as well as the stock of TCBY owned by the parent company of TCBY.

     Based on discussions with interested lenders to date, Capricorn expects for the mezzanine debt and the bridge debt to aggregate approximately $45.2 million, with the split between them to be determined following further discussions. It is expected that the mezzanine debt will be fixed rate senior secured debt of TCBY that will be subordinated only to the bank debt and the bank debt's security and will have a term of at least five and a half years. It is expected that the bridge debt will be fixed rate senior secured debt of TCBY's Americana subsidiary and will have a term of nine months to fifteen months, subject to earlier repayment from the proceeds from any sale of this subsidiary or its assets.

     Pursuant to the terms of its limited partnership agreement, Capricorn has the ability to make an equity call from its general and limited partners to provide the funds needed to make its equity investment of approximately $25.5 million. Several other investors have agreed in principle with Capricorn to provide the balance of the planned $33 million in equity.


                      OTHER TERMS OF THE MERGER AGREEMENT

     The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated by reference. You are urged to read the merger agreement carefully.

Treatment of Stock Options

     At the effective time of the merger, each holder of then outstanding options to purchase shares of TCBY common stock under TCBY's 1992 Employee Stock Option Plan or 1992 Non-Employee Directors Stock Option Plan, if then exercisable, will be entitled to receive for each share subject to an option, upon payment of the exercise price, the per share merger consideration of $6.00.

Representations and Warranties

     Mutual Representations and Warranties. The merger agreement contains various representations and warranties of TCBY, on the one hand, CI Merger Co. and, as applicable Capricorn Investors III, L.P., on the other hand, relating to and including, among other things:

 .  organization and qualification to do business and similar corporate matters;

 . authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

 . investigations and reviews by governmental authorities and pending or threatened litigation;

 .  the information supplied in this proxy statement; and

 .  finders and brokers fees.

     Additional Representations and Warranties of TCBY. TCBY has made additional representations relating to:

 .  capitalization;

 .  filings with the SEC;

 .  voting requirements of TCBY stockholders;

 .  undisclosed liabilities;

 .  compliance with laws and regulations, including environmental regulations;

 .  inapplicability of Delaware takeover statute;

 .  retirement and other employee plans and matters relating to the Employee
   Retirement Income Security Act of 1974, as amended;

 .  certain changes or events outside the ordinary course of business;

 .  the filing of tax returns and other tax matters;

 .  the opinion of its financial advisor;

 .  material contracts and commitments;

 . conflicts under governing documents, required consents or approvals, and violations of any agreements or laws;

 .  ownership of intellectual property;

 .  contracts with labor unions or organizations;

 .  valid title to assets;

 .  ownership of necessary equipment;

 .  suppliers and franchisees;

 .  transactions with affiliates;

 .  insurance policies;

 .  legal proceedings;

 .  Year 2000 compliance; and

 .  the financial position of TCBY.

     Additional Representations and Warranties of CI Merger Co. CI Merger Co., and as applicable, Capricorn, have made additional representations relating to:

 .  lack of ownership of TCBY common stock;

 .  financing required by CI Merger Co.;

 .  solvency of the surviving corporation; and

 .  the financial position of Capricorn.

Conduct of TCBY's Business Prior to the Merger

     TCBY has agreed as to itself and, where indicated, each of its subsidiaries, that after the date of the merger agreement and prior to the effective time of the merger (unless CI Merger Co. shall otherwise approve in writing):

 . it and its subsidiaries will conduct their operations according to the ordinary and usual course of business and in a manner consistent with prior practice;

 . it and its subsidiaries will use reasonable best efforts to preserve intact their business organizations and goodwill, keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with TCBY;

 . it will report material operational matters and the general status of ongoing operations to CI Merger Co.;

 . it will notify CI Merger Co. of any emergency or change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' respective properties and of any complaints, investigations or hearings by any governmental authority;

 . neither it nor any of its subsidiaries (other than those that are wholly owned) will authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock, except under limited circumstances (see discussion under "-- Payment of Dividend" below);

 . neither it nor any of its subsidiaries will split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in substitution for shares of its capital stock;

 . neither it nor its subsidiaries will make any change in employment terms for any of its directors or officers, other than in the ordinary course of business;

 . neither it nor its subsidiaries will authorize, propose or announce an intention to authorize or propose or enter into an agreement with respect to any merger, consolidation or business combination, (other than the merger with CI Merger Co. and any mergers, consolidations or business combinations with its subsidiaries in the ordinary course of business), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of material contract rights, in each case not in the ordinary course of business;

 . it will not propose or adopt any amendments to its corporate charter or bylaws;

 . neither it nor its subsidiaries will issue or authorize or agree to issue or sell any shares of its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

 . neither it nor its subsidiaries will grant, confer or award any options, warrants, conversion rights or other rights to acquire any shares of its capital stock;

 . neither it nor its subsidiaries will purchase or redeem any shares of its stock or any rights or options to acquire any such shares;

 . neither it nor its subsidiaries will amend or adopt any new employee benefit plans or severance agreements or grant to any officer or director an increase in compensation or severance pay;

 . neither it nor its subsidiaries will incur, assume or prepay any indebtedness or any other material liabilities;

 . neither it nor its subsidiaries will (1) make any loans, advances or capital contributions to, or investments in, any other persons other than by TCBY or its subsidiaries to or in TCBY or any wholly-owned subsidiary of TCBY, or (2) pay, discharge or satisfy any claims, liabilities or obligations, other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business;

 . it will not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

 . neither it nor its subsidiaries will make any tax election or settle or compromise any tax liability or change its fiscal year;

 . except as disclosed in reports filed by TCBY with the SEC prior to the date of the merger agreement or in TCBY's 1999 financial statements, or as required by a governmental authority, it will not change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at November 28, 1999, except as required by changes in GAAP as concurred in writing by its independent auditors; and

 . neither it nor its subsidiaries will agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (1) make any representation or warranty in the merger agreement untrue or incorrect or (2) result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

Payment of Dividends

     TCBY has agreed that neither it nor any of its subsidiaries (other than those that are wholly owned) will authorize or pay any dividends, except that TCBY may pay cash dividends in one limited circumstance involving the collection of an unsecured receivable from TCBY's prior distributor, AmeriServe Food Distribution, Inc. Under this exception, TCBY may, but is not required to, pay regular quarterly cash dividends, in amounts consistent with past practice, to the extent of, but not exceeding, any amounts collected from AmeriServe with respect to a $2.8 million receivable owed by AmeriServe to TCBY. On January 31, 2000 Ameriserve filed for Chapter 11 bankruptcy protection. There is no assurance that TCBY will collect any amounts from AmeriServe or pay any future dividends.

Agreement Not to Solicit Other Offers

     Under the merger agreement, TCBY has agreed not to, nor authorize or permit any of its officers, directors, employees, agents or other representatives or those of its subsidiaries to, directly or indirectly, solicit or knowingly encourage any takeover proposal (as defined below) from any person. However, TCBY may engage in discussions or negotiations with, and furnish information concerning TCBY and its subsidiaries, businesses, properties or assets to, any third party which has made an unsolicited takeover proposal if the TCBY board concludes in good faith, after having received advice from TCBY's legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. TCBY will promptly notify CI Merger Co. of the receipt of any takeover proposal, including the material terms and conditions thereof and the identity of the person making such takeover proposal, and will promptly notify CI Merger Co. of any determination by the TCBY board that a superior proposal (as defined below) has been made. Prior to providing any information or data to any person in connection with a takeover proposal, the TCBY board shall receive a confidentiality agreement from such person.

     The merger agreement provides specific definitions for the following terms:

 .    "takeover proposal" means any bona fide proposal or offer made by any third party prior to the stockholder vote at the special meeting for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of TCBY.

 .    "superior proposal" means a bona fide takeover proposal made by a third party on terms that a majority of the disinterested members of the TCBY board reasonably determines in good faith, in consideration of advice of an independent financial advisor, is more favorable to TCBY and to its stockholders than the merger with CI Merger Co., including taking into account, among other things, the financing of the merger consideration.

Certain Other Covenants and Agreements

     Access to Information; Confidentiality. The merger agreement provides that from the signing of the merger agreement to the closing or termination of the merger, TCBY and CI Merger Co. will provide to one another, and to one another's officers, employees, accountants, counsel and other authorized representatives, full and complete access during normal business hours to its and its subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and will furnish to one another such additional financial and operating data and other information as the other party may reasonably request. Both TCBY and CI Merger Co. will remain subject to the terms of the confidentiality agreement between TCBY and CI Merger Co. dated October 19, 1999. Neither party will be obligated to make any disclosure to the other party in violation of any applicable law or that would cause significant competitive harm if the transactions contemplated by the merger agreement are not consummated.

     Executive Security Agreements. Simultaneously with the merger, and to the extent not performed by TCBY prior to the effective time of the merger, the surviving corporation will assume and agree to perform TCBY's obligations under its severance plan for employees and under executive security agreements between TCBY and certain of its officers. The executive security agreements are further described in "THE MERGER -- Interests of Certain Persons in the Merger" on page 22.

     Filings; Other Actions. The merger agreement provides that TCBY and CI Merger Co. will make all necessary filings and take all other necessary actions to fully carry out the transactions under the merger agreement. In addition, both parties agree to use their respective reasonable best efforts to contest and resist any actions challenging the transactions contemplated by the merger agreement and to resolve any objections or challenges made by any governmental authorities.

     Further Assurances. After the effective time of the merger, if any action is needed to carry out the purposes of the merger agreement, the proper officers of TCBY and CI Merger Co. will take all such necessary action.

     Takeover Statute. If any antitakeover statute or similar regulation is or becomes applicable to the transactions contemplated by the merger agreement, TCBY, CI Merger Co. and their respective boards of directors will take all actions necessary to carry out the transactions contemplated by the merger agreement as promptly as practicable on the terms contemplated by the merger agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement.

     Financing. CI Merger Co. has agreed to use its best efforts to satisfy all conditions to obtaining financing for the transaction. If an event occurs that could reasonably be expected to have a material adverse effect on CI Merger Co. obtaining such financing, CI Merger Co. has agreed to, among other things, promptly notify TCBY of that fact and use its best efforts to arrange for alternative financing if necessary.

     Solvency at Closing. The merger agreement provides that CI Merger Co. will take all actions necessary to ensure that immediately following the effective time of the merger, the surviving corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

     Guaranty of Performance. Subject to certain limitations, Capricorn has agreed to unconditionally guarantee the payment and performance of all covenants and obligations of CI Merger Co. under the merger agreement, including, but not limited to, the obligation to pay the merger consideration and any applicable termination fee. The obligations of Capricorn under the guarantee are limited to $1.65 million and will be deemed satisfied in full if CI Merger Co. pays the termination fee described below under "--Termination Fees" or if the merger is consummated and the merger consideration is paid. There is no duty or obligation upon TCBY or its shareholders (1) to proceed against CI Merger Co.,
(2) to initiate any proceeding or exhaust any remedy against CI Merger Co., or
(3) to give any notice to CI Merger Co. or Capricorn, whatsoever, before bringing suit, or instituting proceedings of any kind against CI Merger Co. or Capricorn. From the date of the merger agreement until the effective time, Capricorn will not take any action that would reasonably be expected to materially adversely affect its ability to perform its obligations set forth above. Capricorn also agrees that sufficiently in advance of closing of the merger, Capricorn will make such calls for capital contributions from its general and limited partners and take other actions to ensure that it has sufficient cash to fund its obligations under the merger agreement.

     Headquarters Employees; WARN Act Compliance. Except for individuals identified by CI Merger Co. in writing at least 45 days prior to the closing of the merger, TCBY agreed that it would, prior to the effective time of the merger, terminate employment of all employees at TCBY's headquarters in Little Rock, Arkansas and, simultaneously with such termination, make all payments required to be made to such persons under TCBY's severance plan and executive security agreements. In connection with such terminations, TCBY agreed to comply fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") so as to allow termination of such employees without incurrence of any liabilities under the WARN Act and to prevent CI Merger Co.

from being characterized as an "employer" of such employees for purposes of the WARN Act. On February 21, 2000, TCBY delivered notice under the WARN Act to TCBY's headquarters employees.

     Asset Sales. TCBY has agreed to use commercially reasonable efforts to sell for the indicated cash proceeds the real estate assets of American Best Care, Inc. located in Jacksonville, Arkansas ($800,000), the real property and other assets of Carlin Manufacturing located in Fresno, California ($1.8 million), and certain notes receivable having a principal balance at January 30, 2000 of approximately $4.0 million (net of allowances) ($2.5 million).

Conditions of the Proposed Merger

     Mutual Conditions. The obligation of each of TCBY and CI Merger Co. to effect the merger is conditioned on the following:

(a) the approval of the merger by holders of a majority of the shares of TCBY common stock outstanding on the record date;

(b) no statute, rule, regulation, executive order, decree, ruling or injunction is existing at the time of the merger that prohibits the consummation of the merger substantially on the terms contemplated by the merger agreement; and

(c) any waiting period under the Hart-Scott-Rodino Act has expired or been terminated and any other approvals required to consummate the merger have been obtained, except where the failure to obtain such other approvals would not have a material adverse effect (defined below) on TCBY or CI Merger Co., as the case may be. TCBY and Capricorn are not required to observe the waiting period under the Hart-Scott-Rodino Act because the act's filing requirements are not satisfied. See "-- Regulatory Filings and Approvals" on page 22.

     Additional Conditions to the Obligations of TCBY. In addition, the obligations of TCBY under the merger agreement are subject to (1) the representations and warranties of CI Merger Co. contained in the merger agreement being true and correct, except where the failure of such representations and warranties in the aggregate to be true and correct would not have a material adverse effect on CI Merger Co., (2) CI Merger Co.'s performance in all material respects of all obligations and compliance with all covenants required by the merger agreement, and (3) delivery of a certificate signed by the CEO or President certifying (1) and (2).

     Additional Conditions to the Obligations of CI Merger Co. In addition, the obligations of CI Merger Co. under the merger agreement are subject to (1) the representations and warranties of TCBY contained in the merger agreement being true and correct, except where the failure of such representations and warranties in the aggregate to be true and correct would not have a material adverse effect on TCBY, (2) the accuracy of TCBY's representations that the amount of aggregate payments under its severance plan and executive security agreements will not exceed $8.3 million, and the accuracy of TCBY's representations that its total amount of cash and short-term investments and net worth will be at least $12.5 million and $76 million, respectively, as of April 30, 2000, (3) delivery of a certificate signed by the CEO or President certifying (1) and (2), (4) TCBY's performance in all material respects of all obligations and compliance with all covenants required by the merger agreement,
(5) TCBY obtaining all necessary third party consents, except where the failure to obtain such consent individually or the aggregate would not have a material adverse effect on TCBY, (6) CI Merger Co.'s receipt of the proceeds of $95.2 million in senior and subordinated debt financing on terms substantially no less favorable than as described in commitment letters delivered to TCBY, and (7) TCBY receiving no less than $3.0 million in cash proceeds from the sale of the assets, land and real property of the AIMCO division of Riverport Equipment and Distribution Company, a wholly-owned subsidiary of TCBY.

     Defined Terms. The merger agreement provides a specific definition for the following term:

 .    "material adverse effect" on or with respect to TCBY or CI Merger Co., as the case may be, means such state of facts, event, change or effect that has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of TCBY and its subsidiaries, taken as a whole, or CI Merger Co., as the case may be. Material Adverse Effect specifically excludes any material adverse effect on the business, results of operations or financial condition of TCBY and its subsidiaries, taken as a whole, or CI Merger Co., as the case may be, if and to the extent that the foregoing results from the execution, delivery and performance of the merger agreement or from changes in (1) the national economy generally, (2) the securities markets generally, or (3) a decline in TCBY's same or comparable store sales consistent with trends existing on the date hereof.

Termination

     The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after any approval of the matters presented in connection with the merger by the respective stockholders of TCBY and CI Merger Co.:

(a)  by mutual written consent of TCBY and CI Merger Co.;

(b) by TCBY or CI Merger Co., if the merger is not consummated on or before May 31, 2000 and the terminating party did not breach in any material respect its obligations under the merger agreement prior to termination, and, in the case of TCBY seeking to terminate:

     . TCBY held a special meeting of stockholders prior to termination and the holders of a majority of the outstanding shares of TCBY common stock approved the adoption of the merger agreement, and

     . CI Merger Co. did not receive the proceeds of $95.2 million in senior and subordinated debt financing on terms substantially no less favorable than as described in commitment letters delivered to TCBY, or CI Merger Co. did not waive its closing condition relating to such financing, prior to termination.

(c)  by TCBY or CI Merger Co., if:

     . any statute, rule, regulation or executive order is enacted which prohibits the consummation of the merger substantially on the terms contemplated by the merger agreement; or

     . an order, decree, ruling or injunction is entered which permanently restrains, enjoins or otherwise prohibits the consummation of the merger and such order, decree, ruling or other action is final and nonappealable; provided however, that the party terminating the merger agreement used reasonable best efforts to have such order, decree, ruling or action vacated;

(d) by TCBY or CI Merger Co. if holders of a majority of the shares of TCBY common stock outstanding on the record date fail to approve and adopt the merger agreement at the special meeting or any adjournment of the special meeting;

(e) by either TCBY or CI Merger Co. if the TCBY board reasonably determines that a takeover proposal constitutes a superior proposal, and in the case of TCBY seeking to terminate:

     . three business days have elapsed following delivery to CI Merger Co. of a written notice of such determination by the TCBY board of directors and during such three business day period TCBY informs CI Merger Co. of the terms and conditions of the takeover proposal and the identity of the person making the takeover proposal and otherwise cooperates with CI Merger Co. with respect thereto;

     . at the end of the three business day period referred to above the TCBY board of directors continues reasonably to believe that the takeover proposal constitutes a superior proposal;

     . simultaneously with such termination TCBY enters into a definitive acquisition, merger or similar agreement to effect the superior proposal; and

     .    if required, TCBY pays to CI Merger Co. a termination fee.

(f)  by CI Merger Co. if the TCBY board:

     . withdraws or modifies in a manner adverse to CI Merger Co. its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement for any reason other than the occurrence of a material adverse effect in financing (as defined below), or

     . approves or recommends, or proposes publicly to approve or recommend any takeover proposal;

(g) by CI Merger Co. if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of TCBY is commenced prior to the TCBY special meeting, and the TCBY board fails to timely recommend against acceptance of such offer by its stockholders;

(h) by TCBY if a material adverse effect in financing (as defined below) occurs and CI Merger Co. fails to timely waive the financing condition in the merger agreement or fails to provide information to TCBY showing that obtaining the financing is likely to occur; and

(i) by TCBY or CI Merger Co. if there is a material breach by the other of any of its representations, warranties, covenants or agreements contained in the merger agreement that has not been cured within 30 days after notice.


TCBY may terminate the merger agreement only if the parties to the voting agreement, other than CI Merger Co., complied with the terms of the voting agreement in all material respects. The voting agreement provides, among other things, that CI Merger Co. is granted a proxy to vote 10,728,332 shares of TCBY common stock against any takeover proposal, other than the merger with Capricorn. CI Merger Co. retains this right even if TCBY terminates the merger agreement under any provision specified in clauses (e), (f) or (g) above. For a description of the voting agreement, see "VOTING AGREEMENT" beginning on page 35.

     Defined Terms. The merger agreement provides a specific definition for the following term:

 .    "material adverse effect in financing" means any state of facts, event, change or effect that (1) has had or could reasonably be expected to have a material adverse effect on the availability of any portion of the CI Merger Co. financing, and (2) does not have a material adverse effect (as defined above) on TCBY.

Termination Fees

     Termination Fee Payable by TCBY. TCBY agreed to pay to CI Merger Co. a termination fee of $6.5 million, plus reasonable out-of-pocket expenses incurred in connection with the merger agreement, if:

(a) TCBY or CI Merger Co. terminates the merger agreement under a provision that allows termination where the TCBY board reasonably determines that a takeover proposal constitutes a superior proposal and TCBY enters into a definitive agreement to effect the superior proposal, and prior to such termination:

     .    a material adverse effect in financing did not occur, and

     . CI Merger Co. complied with certain of its obligations in the merger agreement relating to the financing of the merger consideration.

(b) CI Merger Co. terminates the merger agreement under a provision that allows termination where the TCBY board of directors either:

     . withdraws or modifies in a manner adverse to CI Merger Co. its approval or recommendation of the merger agreement for reasons other than a material adverse effect in financing, or

     . approves or recommends, or proposes publicly to approve or recommend, any takeover proposal, and, in case of termination under this provision, a material adverse effect in financing did not occur prior to termination and CI Merger Co. complied with certain of its obligations in the merger agreement relating to the financing of the merger consideration.

(c) prior to the termination, a bona fide takeover proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, either TCBY or CI Merger Co. terminates the merger agreement under one of the provisions described below, and concurrently with or within 120 days after such termination, a takeover proposal is consummated. The provisions under which TCBY or CI Merger Co. must terminate the merger agreement for the fee to be payable under this provision include:

     .    a provision that allows TCBY to terminate the merger agreement where
          (1) the effective time of the merger did not occur on or before May 31, 2000, (2) TCBY held a special meeting of stockholders prior to termination and the holders of a majority of the outstanding shares of TCBY common stock approved the adoption of the merger agreement, and
          (3) CI Merger Co. did not receive the proceeds of $95.2 million in senior and subordinated debt financing on terms substantially no less favorable than as described in commitment letters delivered to TCBY, or CI Merger Co. did not waive its closing condition relating to such financing, prior to termination,

     . a provision that allows TCBY to terminate the merger agreement where holders of a majority of the shares of TCBY common stock outstanding on the record date fail to approve and adopt the merger agreement at the special meeting or any adjournment of the special meeting, or

     . a provision that allows CI Merger Co. to terminate the merger agreement where a tender offer or exchange offer for 50% or more of the outstanding shares of TCBY common stock is commenced prior to the special meeting and the TCBY board of directors failed to recommend against acceptance of such tender offer or exchange offer within applicable time periods, and, in case of termination under this provision, (1) a material adverse effect in financing did not occur prior to termination, and (2) CI Merger Co. complied with certain of its obligations in the merger agreement relating to the financing of the merger consideration.

     Termination Fee Payable by CI Merger Co. CI Merger Co. agreed to pay to TCBY a termination fee of $1.65 million if:

(a) (1) CI Merger Co. terminates the merger agreement under a provision that allows termination where the merger is not consummated on or before May 31, 2000, or (2) TCBY terminates the merger agreement under a provision that allows termination where the merger is not consummated on or before May 31, 2000, TCBY held a special meeting of stockholders prior to termination and the holders of a majority of the outstanding shares of TCBY common stock approved the adoption of the merger agreement, and CI Merger Co. did not receive the proceeds of $95.2 million in senior and subordinated debt financing on terms substantially no less favorable than as described in commitment letters delivered to TCBY, or CI Merger Co. did not waive its closing condition relating to such financing, prior to termination, and, in case of termination under (1) or (2) above, either:

     . CI Merger Co. fails to comply with certain of its obligations in the merger agreement relating to the financing of the merger consideration,

     . all conditions to CI Merger Co.'s obligations to consummate the merger, other than the receipt of the proceeds of the CI Merger Co. debt financing, occurred or were satisfied or waived prior to termination, or

     . CI Merger Co.'s commitments to receive $33.0 million in equity are unavailable for any reason.

(b) if TCBY terminates the merger agreement under a provision that allows termination where a material adverse effect in financing occurs and CI Merger Co. fails to timely waive its financing condition or provide TCBY information such that TCBY reasonably concludes that CI Merger Co.'s receipt of the CI Merger Co. financing is likely.

Amendment

     Subject to applicable law, any provision of the merger agreement may be amended or modified at any time prior to the effective time by a written agreement executed and delivered by duly authorized officers of TCBY and CI Merger Co.

                               VOTING AGREEMENT

     In connection with the execution of the merger agreement, CI Merger Co. entered into the voting agreement with Frank D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham. Set forth below is a brief summary of the material terms of the voting agreement, which is attached as Appendix B to this proxy statement.

     Pursuant to the voting agreement, the Hickingbothams irrevocably appointed CI Merger Co. to act as their proxy to (1) vote in favor of the approval of the merger agreement and the merger of CI Merger Co. and TCBY pursuant to the merger agreement, and (2) vote against the approval of any takeover proposal (as defined in the merger agreement). CI Merger Co. may vote pursuant to the proxy only to the extent and as to the matters specifically referred to above. The proxy does not grant CI Merger Co. rights to vote with respect to any change in the terms of the merger agreement or the merger. As of the record date, Frank D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham owned an aggregate of 10,728,332 shares of TCBY common Stock, representing approximately 47% of the voting power of the TCBY common stock then outstanding.

     The Hickingbothams also agree that they will not (1) revoke, amend or otherwise revise such proxy, (2) take or knowingly fail to take any action that would cause TCBY to breach any of its obligations under the merger agreement or would otherwise prevent or delay the consummation of the transactions contemplated by the merger agreement, or (3) sell, transfer pledge or otherwise dispose of any of the shares of TCBY common stock beneficially owned by them other than pursuant to the merger or to certain permitted transferees.

     The voting agreement, including the proxy described above, terminates upon the earlier of (1) the effective time of the merger agreement, (2) the termination of the merger agreement by CI Merger Co., (3) the termination of the merger agreement by TCBY under specified circumstances. The voting agreement, and the proxy described above, does not terminate if TCBY terminates the merger agreement under any provision described in "OTHER TERMS OF THE MERGER AGREEMENT -- Termination" above where:

     . the TCBY board reasonably determines that a takeover proposal constitutes a superior proposal and enters into a definitive acquisition agreement to effect such superior proposal,

     . the TCBY board withdraws or modifies in a manner adverse to CI Merger Co. its approval of the merger agreement for any reason other than a material adverse effect in financing,

     . the TCBY board approves, or publicly proposes to approve, any takeover proposal, and

     . a tender offer or exchange offer for 50% or more of the outstanding capital stock of TCBY is commenced prior to the TCBY special meeting and the TCBY board fails to recommend against acceptance of such offer.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the Delaware General Corporation Law, any holder of TCBY common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of the stockholder's shares of TCBY common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice to the holders of common stock and the applicable Delaware law provisions are attached to this proxy statement as Appendix D. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix D to this proxy statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

     Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 must satisfy each of the following conditions:

(a) The stockholder must deliver to TCBY a written demand for appraisal of the stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs TCBY of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the holder's shares;

(b) The stockholder must not vote its shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

(c) The stockholder must continuously hold the shares from the date of making the demand through the effective time. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal in respect of that stockholder's shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section
262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: TCBY Enterprises, Inc., 425 West Capitol Avenue, Little Rock, Arkansas 72201, Attn: William P. Creasman.

     Within ten days after the effective time, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of TCBY who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common shares held by all dissenting stockholders. TCBY is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Inasmuch as TCBY has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify that stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time (or at any time thereafter with the written consent of TCBY), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

     Within 120 days after the effective time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would receive under the merger agreement if they did not seek appraisal of their shares. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

     Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth as of February 24, 2000, with respect to each person who is known to TCBY to be the beneficial owner of more than 5% of the outstanding shares of common stock of TCBY, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such shares comprised of the outstanding shares of common stock of TCBY:

                                                                 Amount and Nature of           Percent*
     Name and Address of Beneficial Owner (a)                    Beneficial Ownership           of Class
     ---------------------------------------------------    ----------------------------     ---------------
     Frank D. Hickingbotham.............................            9,756,374 (b)                  42.6%
     c/o TCBY Enterprises, Inc.
     425 West Capitol Avenue
     Little Rock, Arkansas  72201

     Dimensional Fund Advisors Inc......................            1,387,166 (c)                  6.06%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, California 90401

______________

* Percentages are based upon 22,896,137 shares outstanding and entitled to vote (excluding 5,012, 509 shares TCBY holds as treasury stock which is not entitled to vote) on February 24, 2000.
(a) TCBY is relying on reports filed under Section 13 of the Securities Exchange Act of 1934, as amended, for purposes of determining ownership of more than 5% of its common stock by any person or group
(b) See footnote "(a)" under "Security Ownership of Management" for explanation of beneficial ownership. This figure does not include options to acquire stock of TCBY.
(c) Dimensional Fund Advisors Inc. filed a report on Schedule 13G with the SEC on February 3, 2000. The Schedule 13G states that Dimensional Fund Advisors, in its role as investment adviser or manager of four registered investment companies, possesses voting and/or investment power over 1,387,166 shares of TCBY common stock. All of such shares of TCBY common stock are owned by the registered investment companies advised or managed by Dimensional Fund Advisors, and Dimensional Fund Advisors disclaims beneficial ownership of such securities. TCBY has included the foregoing information in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 24, 2000 with respect to the positions held and beneficial ownership of TCBY's common stock by its directors and certain named executive officers:

                                                                                       Outstanding
                                                                                       Common Stock
                                                                                        of TCBY              Percentage
                                       Principal Occupation, Name of                   Beneficially               of
                                    Organization in Which Occupation is                  Owned at            Outstanding
    Name; Year Became              Carried on, Offices and Positions, if               February 24,             Common
         Director                       any, Held with TCBY, and Age                      2000 (a)             Stock (b)
--------------------------       -----------------------------------------          -----------------      ---------------
Frank D. Hickingbotham           Chairman of the Board and Chief                        10,004,860               43.7
1970                             Executive Officer of TCBY; Age 63 (c)
Herren C. Hickingbotham          President and Chief Operating Officer of                  789,050                3.4
1982                             TCBY; Age 41 (c)
William H. Bowen                 Retired Chairman and Chief Executive                       34,000                 *
1993                             Officer, First Commercial Corporation;
                                 Age 76 (c)
Daniel R. Grant                  President Emeritus, Ouachita Baptist                       40,100                 *
1989                             University; Age 76
F. Todd Hickingbotham            President of Riverport Equipment and                      753,863                3.3
1990                             Distribution Company, a subsidiary of
                                 TCBY; Age 36
Don O. Kirkpatrick               President and Chief Executive Officer,                     24,583                 *
1993                             Quality Foods, Inc. (foodservice
                                 distribution); Age 62
Marvin D. Loyd                   Dentist; Age 67                                            97,605                 *
1984
Hugh H. Pollard                  Chief Executive Officer of                                350,000                1.5
1984                             Brooks-Pollard Co., Inc. (a marketing
                                 consulting firm); Age 59 (c)

Named Executives

James M. Sahene                  President and Chief Operating Officer,                    224,100                 *
                                 TCBY Systems, Inc., a subsidiary of
                                 TCBY; Age 39
Gene H. Whisenhunt               Executive Vice President and Chief                        195,360                 *
                                 Financial Officer of TCBY; Age 39
Jim H. Fink                      Executive Vice President of TCBY and                      238,325                1.0
                                 President of Americana Foods Limited
                                 Partnership, a subsidiary of TCBY; Age 42


--------------
*    Denotes ownership of less than 1% of the outstanding common stock of TCBY.
(a) Includes shares, if any, held by spouse, held in joint tenancy with spouse, held by or for the benefit of nominee or one or more members of nominee's immediate family, held by a charitable foundation of which the nominee is the trustee, credited to nominee's account in TCBY's employee or non-employee director stock option plans, with respect to which the nominee has or shares voting or investment powers, subject to employee stock options which were exercisable on February 24, 2000 or which have or will become exercisable within 60 days thereafter; or in which the nominee otherwise has a beneficial interest. All directors and executive officers as a group beneficially own an aggregate of 12,889,703 shares (56.30% of all outstanding shares, excluding shares TCBY holds as treasury stock).
(b) Stock options exercisable within 60 days of the date of the table were added to the beneficial ownership total. To compute the percent of class owned, the outstanding total was increased by the same amount.
(c)  Also a member of the Executive Committee of the board of directors of TCBY.

     Frank D. Hickingbotham is the father of Herren C. Hickingbotham and F. Todd Hickingbotham. No other family relationships exist among any of the above named individuals. From 1995 to 1998 Frank D. Hickingbotham was a director of First Commercial Corporation, a bank holding company, until Regions Financial Corporation acquired that company in 1998. From 1998 to 1999 Mr. Hickingbotham was a director of Regions Financial Corporation.

     Mr. Bowen served as Chairman and Chief Executive Officer of First Commercial Corporation, a bank holding company, from 1984 to 1991, and remained Retired Chairman and Chief Executive Officer until that company was acquired by Regions Financial Corporation in 1998. Mr. Bowen served as President and Chief Executive Officer of Healthsource Arkansas Ventures, Inc., from September, 1993 to July, 1995. Mr. Bowen was Dean of the School of Law for the University of Arkansas at Little Rock from July, 1995, until July, 1997.

     Except as set forth above, each of the foregoing persons has served the person's respective company in the capacity set forth or in various administrative or executive positions with such company, its parents or subsidiaries for at least five years.

                          CERTAIN PENDING LITIGATION

     On February 15, 2000, TCBY was served with papers purporting to initiate two class actions in Pulaski County, Arkansas, seeking to enjoin the merger.
The litigation is styled David A. Marshall vs. TCBY Enterprises, Inc. and its directors, 6/th/ Division, Chancery Court, IJ2000706, and Alan Braus vs. TCBY Enterprises, Inc., and its directors, 5/th/ Division, Chancery Court, IJ2000705. TCBY and its directors believe the litigation is without merit and will vigorously defend their rights.

           Cautionary Statement Regarding Forward-looking Statements

     The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

(a) certain statements concerning possible or assumed future results of operations of TCBY contained in "THE MERGER -- Background of the Merger," "THE MERGER -- Reasons for the Merger; Recommendation of the TCBY Board," and "THE MERGER -- Opinion of TCBY's Financial Advisor," including any forecasts and projections, and certain statements from documents TCBY files with the Securities and Exchange Commission on or after the date of this proxy statement regarding the development of possible or assumed future results of operations of TCBY's businesses, the markets for TCBY's products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger;

(b) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in the sections of this proxy statement cited above or incorporated herein; and

(c) other statements contained or incorporated by reference in this proxy statement regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. TCBY's stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or, in the case of TCBY's documents filed with the Securities and Exchange Commission on or after the date of this proxy statement, the date of such documents. Types of risk include, but are not limited to, customer demand for our products, competitor's actions, interruptions in our operations, dependence on certain suppliers, and other risks that may be described in our filings with the Securities and Exchange Commission.

     All subsequent written and oral forward-looking statements attributable to TCBY or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. TCBY does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

     No person has been authorized by TCBY to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by TCBY. This proxy statement does not constitute an offer or solicitation to sell or a solicitation of an offer to buy any securities. The delivery of this proxy statement shall not, under any circumstances, imply or create any implication that there have not been any changes in the affairs of TCBY or in the information set forth or incorporated by reference herein subsequent to the date hereof.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In accordance with TCBY's by-laws, proposals submitted by TCBY stockholders for presentation at the TCBY 2000 annual meeting, to be held if the merger does not occur, should have been received by TCBY no later than November 28, 1999 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. TCBY has received no such proposals.

                             AVAILABLE INFORMATION

     TCBY files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the web site maintained by the SEC at "http://www.sec.gov."

                                                                      APPENDIX A

================================================================================



                         AGREEMENT AND PLAN OF MERGER

                                     among

                                CI MERGER CO.,



                        CAPRICORN INVESTORS III, L.P.,

                                      and

                            TCBY ENTERPRISES, INC.

                         Dated as of February 9, 2000


================================================================================

                                TABLE OF CONTENTS


                                                                                               Page

                                    Article I

                                   THE MERGER

Section 1.01.  The Merger...................................................................     1
Section 1.02.  Closing......................................................................     2
Section 1.03.  Effective Time...............................................................     2
Section 1.04.  Effects of the Merger........................................................     2
Section 1.05.  Certificate of Incorporation and By-Laws of the Surviving Corporation........     2
Section 1.06.  Directors....................................................................     2
Section 1.07.  Officers.....................................................................     2

                                   Article II

                        CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01.  Effect on Stock..............................................................     2
Section 2.02.  Exchange of Certificates.....................................................     3
Section 2.03.  Dissenting Shares............................................................     5
Section 2.04.  Options......................................................................     6

                                   Article III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.  Organization, Qualification, Etc.............................................     6
Section 3.02.  Capital Stock................................................................     7
Section 3.03.  Corporate Authority Relative to this Agreement; No Violation.................     7
Section 3.04.  Reports and Financial Statements.............................................     8
Section 3.05.  No Undisclosed Liabilities...................................................     9
Section 3.06.  No Violation of Law..........................................................     9
Section 3.07.  Environmental Laws and Regulations...........................................     9
Section 3.08.  ERISA; Benefit Plans.........................................................    10
Section 3.09.  Absence of Certain Changes or Events.........................................    12
Section 3.10.  Investigations; Litigation...................................................    12
Section 3.11.  Proxy Statement; Other Information...........................................    12
Section 3.12.  Tax Matters..................................................................    13
Section 3.13.  Opinion of Financial Advisor.................................................    14
Section 3.14.  Required Vote of the Company Stockholders....................................    14
Section 3.15.  Material Contracts...........................................................    14
Section 3.16.  Takeover Statute.............................................................    15
Section 3.17.  Finders or Brokers...........................................................    15

Section 3.18.  No Conflicts................................................................    15
Section 3.19.  Intellectual Property.......................................................    15
Section 3.20.  Labor Matters...............................................................    16
Section 3.21.  Title to Properties.........................................................    16
Section 3.22.  Equipment...................................................................    17
Section 3.23.  Suppliers and Franchisees...................................................    17
Section 3.24.  Transactions with Affiliates................................................    17
Section 3.25.  Insurance...................................................................    17
Section 3.26.  Legal Proceedings...........................................................    18
Section 3.27.  Year 2000 Compliance........................................................    18
Section 3.28.  Company Financial Position..................................................    18


                                   Article IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO AND GUARANTOR

Section 4.01.  Organization, Qualification, Etc............................................    19
Section 4.02.  Legal Authority Relative to this Agreement; No Violation....................    19
Section 4.03.  Investigations; Litigation..................................................    20
Section 4.04.  Proxy Statement; Other Information..........................................    20
Section 4.05.  Lack of Ownership of the Company Common Stock...............................    20
Section 4.06.  Finders or Brokers..........................................................    20
Section 4.07.  Financing...................................................................    21
Section 4.08.  Solvency....................................................................    21
Section 4.09.  Guarantor Financial Position................................................    21

                                    Article V

                            COVENANTS AND AGREEMENTS

Section 5.01.  Conduct of Business by the Company..........................................    22
Section 5.02.  Investigation...............................................................    24
Section 5.03.  Proxy Material..............................................................    24
Section 5.04.  Asset Sales.................................................................    25
Section 5.05.  Executive Security Agreements/Severance Plan................................    25
Section 5.06.  Filings; Other Action.......................................................    26
Section 5.07.  Further Assurances..........................................................    27
Section 5.08.  Takeover Statute............................................................    27
Section 5.09.  No Solicitation.............................................................    27
Section 5.10.  Public Announcements........................................................    28
Section 5.11.  Indemnification and Insurance...............................................    28
Section 5.12.  Reserved....................................................................    29
Section 5.13.  Additional Reports and Information..........................................    29
Section 5.14.  Financing...................................................................    30
Section 5.15.  Solvency at Closing.........................................................    30
Section 5.16.  Guaranty of Performance.....................................................    30

Section 5.17.  Headquarters Employees/WARN Act Compliance..................................    31

                                   Article VI

                            CONDITIONS TO THE MERGER

Section 6.01.  Conditions to Each Party's Obligation to Effect the Merger..................    32
Section 6.02.  Conditions to Obligation of the Company to Effect the Merger................    32
Section 6.03.  Conditions to Obligation of Newco to Effect the Merger......................    32

                                   Article VII

                                   TERMINATION

Section 7.01.  Termination or Abandonment..................................................    33
Section 7.02.  Termination Fee.............................................................    35
Section 7.03.  Amendment or Supplement.....................................................    36
Section 7.04.  Extension of Time, Waiver, Etc..............................................    36

                                  Article VIII

                                  MISCELLANEOUS

Section 8.01.  No Survival of Representations and Warranties...............................    36
Section 8.02.  Expenses....................................................................    36
Section 8.03.  Counterparts; Effectiveness.................................................    37
Section 8.04.  Governing Law...............................................................    37
Section 8.05.  Jurisdiction................................................................    37
Section 8.06.  Notices.....................................................................    37
Section 8.07.  Assignment; Binding Effect..................................................    38
Section 8.08.  Severability................................................................    38
Section 8.09.  Enforcement of Agreement....................................................    38
Section 8.10.  Entire Agreement; No Third-Party Beneficiaries..............................    38
Section 8.11.  Headings....................................................................    39
Section 8.12.  Certain Definitions.........................................................    39

                            INDEX OF DEFINED TERMS

1999 Financial Statements..................................................   8
Affiliates.................................................................  39
Aggregate Merger Consideration.............................................  21
Agreement..................................................................   1
AmeriServe.................................................................  22
Benefit Plans..............................................................  10
Cash Balance...............................................................  18
Certificate of Merger......................................................   2
Certificates...............................................................   3
Change of Control Arrangement..............................................  12
Closing Date...............................................................   2
Code.......................................................................  10
Company....................................................................   1
Company Affiliated Group...................................................  13
Company Affiliates.........................................................  29
Company Common Stock.......................................................   2
Company Current SEC Reports................................................   8
Company Disclosure Schedule................................................   6
Company Material Contracts.................................................  14
Company Meeting............................................................  25
Company Required Approvals.................................................   8
Company SEC Reports........................................................   8
Company Stockholder Approval...............................................  14
Confidentiality Agreement..................................................  24
Contingent Financing.......................................................  21
Control....................................................................  39
Costs......................................................................  28
Current Company Group......................................................  13
D&O Insurance..............................................................  29
DGCL.......................................................................   1
Disclosure Schedule........................................................  19
Dissenting Shares..........................................................   5
Effective Time.............................................................   2
Environmental Claims.......................................................  10
Environmental Laws.........................................................   9
Equity Financing...........................................................  21
ERISA......................................................................  10
Exchange Act...............................................................   8
Exchange Agent.............................................................   3
Exchange Fund..............................................................   3

Executive Security Agreements..............................................  25
GAAP.......................................................................   9
Guarantor..................................................................   1
Guarantor Financial Statements.............................................  21
Guarantor Interim Financial Statements.....................................  30
Guaranty...................................................................  30
Headquarters Employees.....................................................  31
HSR Act....................................................................   8
Indemnified Parties........................................................  28
Intellectual Property Rights...............................................  16
Lien.......................................................................   7
Material Adverse Effect....................................................  39
Material Adverse Effect in Financing.......................................  30
Material State.............................................................  14
Merger.....................................................................   1
Net Worth..................................................................  18
Newco......................................................................   1
Newco Disclosure Schedule..................................................  19
Newco Required Approvals...................................................  20
Non-Contingent Financing...................................................  21
Option Plans...............................................................   6
Options....................................................................   6
Past Company Group.........................................................  13
Pension Plans..............................................................  10
Per Share Merger Consideration.............................................   3
Proxy Statement............................................................  13
Regulatory Law.............................................................  27
SEC........................................................................   8
Securities Act.............................................................   8
Severance Plan.............................................................  26
Stock Voting Agreement.....................................................   1
Subsidiaries...............................................................  39
Superior Proposal..........................................................  27
Surviving Corporation......................................................   1
Tail D&O Coverage..........................................................  29
Takeover Proposal..........................................................  27
Tax Return.................................................................  14
Taxes......................................................................  13
Termination Date...........................................................  22
Termination Fee............................................................  35
WARN Act...................................................................  31

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2000 (the "Agreement"), among CI Merger Co., a Delaware corporation ("Newco"), Capricorn Investors III, L.P., a Delaware limited partnership, as limited guarantor of Newco's obligations ("Guarantor"), and TCBY Enterprises, Inc., a Delaware corporation ("Company").

                             W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Newco and the Company have approved the acquisition of the Company by Newco upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Newco, and the Company have approved this Agreement and the merger of Newco with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Guarantor owns all of the outstanding capital stock of Newco, and due to the benefits to be received by Guarantor as a result of the transactions contemplated by this Agreement, Guarantor has agreed, subject to the limitations provided herein, to unconditionally guarantee the performance of Newco's obligations under the Agreement;

     WHEREAS, as a condition and an inducement to Newco and Guarantor entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Newco is entering into a Stock Voting Agreement with certain stockholders of the Company, in the form of Exhibit A hereto (the "Stock Voting Agreement");

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Newco, Guarantor and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time (as defined in Section 1.03) of the Merger. Following the Merger, the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving corporation and a majority owned subsidiary of Guarantor (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

     Section 1.02. Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI at the offices of Kutak Rock, Little Rock, Arkansas, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.03. Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, if any, required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.05. Certificate of Incorporation and By-Laws of the Surviving Corporation.

          (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

          (b) The By-laws of the Company as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     Section 1.06. Directors. The directors of Newco immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

     Section 1.07. Officers. The officers of Newco immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

                                  ARTICLE II

                CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

     Section 2.01. Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of any securities of the Company or Newco:

          (a) Each share of common stock, par value $.10 per share, of the Company (the "Company Common Stock") issued and held, immediately prior to the Effective

     Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Newco shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(a) and shares which are held by stockholders exercising appraisal rights under Section 262 of the DGCL) shall thereupon be converted into the right to receive $6.00 in cash, without interest thereon (the "Per Share Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented such outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration set forth in this
     Section 2.01(b) for each such share.

          (c) Each issued and outstanding share of common stock, par value $.01 per share, of Newco shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.02.   Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Newco shall enter into an agreement with Continental Stock Transfer and Trust Company, or such other bank or trust company as may be designated by Newco and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), which shall provide that Newco shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent cash in an amount sufficient to make the cash payment due under
     Section 2.01(b) (the "Exchange Fund"), which such funds shall be held by Exchange Agent in a segregated trust account for the benefit of the Company's stockholders.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive Per Share Merger Consideration pursuant to
     Section 2.01(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other customary provisions as the Company and Newco may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by the Certificate, and

     (B) any amounts to which the holder is entitled to receive pursuant to
     Section 2.02(c) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Per Share Merger Consideration and the amounts distributable under Section 2.01(c) hereof may be distributed to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of such distribution to a person other than the registered holder of such Certificate or establish to the satisfaction of Surviving Corporation that any such tax has been paid or is not applicable. To the extent that amounts are withheld by Surviving Corporation pursuant to Section 2.02(i) below, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Surviving Corporation or the Exchange Agent. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Per Share Merger Consideration and other amounts to which the holder is entitled pursuant to Section 2.02(c) hereof. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Ownership Rights in Company Common Stock. The delivery of the Per Share Merger Consideration distributed upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (d) Return of Exchange Fund. Any portion of the Exchange Fund, together with any dividends or distributions payable in respect thereof pursuant to Section 2.02(c) hereof, which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Newco upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Surviving Corporation for payment of their claim for Per Share Merger Consideration.

          (e) No Liability. None of the Company, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time any such Per Share Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as directed by Surviving Corporation. Any interest and other income resulting from such investments shall be paid to Surviving Corporation.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and, if applicable, any unpaid dividends and distributions payable in respect thereof pursuant to Section 2.02(c) hereof.

          (h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Per Share Merger Consideration shall be equitably adjusted.

          (i) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.08), or under any provision of state, local or foreign tax law.

     Section 2.03. Dissenting Shares. Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with
Section 262 of the DGCL at or prior to the Company Meeting and not withdrawn at or prior to the Company Meeting (as defined in Section 5.03(d)) and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for each such share of Company Common Stock under said Section 262, at which time each such share shall be converted into the right to receive the Per Share Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost such right to appraisal and payment for such shares of Company Common Stock under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Newco notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Newco the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of said Section 262, to payment for such shares of Dissenting Shares under the provisions of said Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

     Section 2.04. Options. At the Effective Time, each holder of a then outstanding option to purchase shares of Company Common Stock (collectively "Options") granted by the Company under the Company's 1992 Employee Stock Option Plan and 1992 Non-Employee Directors Stock Option Plan (collectively, the "Option Plans"), if then exercisable, shall in settlement thereof, become entitled to receive for each such share subject to any such Option, upon payment of the exercise price under such Option for such share, the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock for which such Option is exercisable; provided that, prior to the Effective Time, Newco and the Company shall use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the Option Plans, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.04 (except for such action that may require the approval of the Company's shareholders).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule delivered by the Company to Newco prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Newco as follows:

     Section 3.01. Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.12) on the Company. The copies of the Company's certificate of incorporation and by-laws which have been delivered to Newco are complete and correct and in full force and effect. Each of the Company's Subsidiaries (as defined in Section 8.12) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own its properties and to carry on its business as it is now being conducted. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries which are corporations are validly issued, fully paid and non-assessable and all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are owned by the Company, directly or indirectly, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"). There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

     Section 3.02.   Capital Stock.

          (a) The authorized stock of the Company consists of 50,000,000 shares of Company Common Stock, and 2,000,000 shares of Preferred Stock, par value of $.10 per share. As of the date hereof, 22,896,137 shares of Company Common Stock were issued and outstanding and 5,012,509 shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable and not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock or voting securities other than options to acquire 3,093,974 shares of Company Common Stock pursuant to the Option Plans. No options have been granted since December 17, 1999. Such options granted on December 17, 1999 are not vested on the date hereof and will not vest prior to or upon consummation of the Merger. Attached as Section 3.02 to the Company Disclosure Schedule is detailed information regarding all outstanding options granted prior to the date hereof.

          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or such Subsidiaries.

     Section 3.03.  Corporate Authority Relative to this Agreement; No
     Violation.

          (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Stock Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of this Agreement by its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary and appropriate action so that Section 203 of the DGCL will be inapplicable to this Agreement, the Stock Voting Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders and, except as otherwise may be required to comply or act in a manner consistent with its fiduciary duties under the DGCL, to recommend to such stockholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) any applicable non-United States competition, antitrust and investment laws and (vi) the securities or blue sky laws of the various states (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

     Section 3.04. Reports and Financial Statements. The Company has previously furnished to Newco, or its Affiliates or representatives, true and complete copies of:

          (a) the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended November 30, 1997 and 1998; and the Company's audited consolidated financial statements for the fiscal year ended November 28, 1999 (the "1999 Financial Statements");

          (b) each definitive proxy statement filed by the Company with the SEC on or after February 27, 1998;

          (c) all Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 1, 1998.

     As of their respective dates, such reports and proxy statements (collectively, the "Company SEC Reports" and with specific reference to all current Company SEC Reports filed through the date hereof, the "Company Current SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The (i) audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports and (ii) 1999 Financial Statements (including, in each case, any related notes and schedules) fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 1, 1998, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     Section 3.05. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except liabilities or obligations reflected in the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto).

     Section 3.06. No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.06 with respect to Environmental Laws (as hereinafter defined)) except as described in the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto).

     Section 3.07. Environmental Laws and Regulations. Except as described in the Company Current SEC Reports, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
(b) neither the Company nor any of its Subsidiaries has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or clean-up activities under any Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, "Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on the Company; and (c) there are no facts, circumstances or conditions in connection with the operation of its business or any currently owned or leased facilities that are reasonably likely to lead to any Environmental Claims in the future which would individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.08.  ERISA; Benefit Plans.

          (a) The Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), bonus, stock option, stock purchase and deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being herein referred to as "Benefit Plans") maintained, or contributed to, by the Company, any of its Subsidiaries or any entity that is treated as under common control with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of, or relating to, any employees or former employees of the Company or any of its Subsidiaries. The Company has delivered or made available to Newco, or its Affiliates or representatives, true, complete and correct copies of
     (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial evaluations, if any, (iv) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), including Schedule A and Schedule B thereto, (v) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except for benefits payable in the normal operation of the Benefit Plans), suits or proceedings or against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability and, to the Company's knowledge, there are no facts that could reasonably give rise to any material liability in the event of any such investigation, claim, suit or proceeding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

          (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Company or the Subsidiary or any of their employees or, to the Company's knowledge, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. None of the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company or any of its Subsidiaries to any material liability for breach of fiduciary duty under ERISA or any other applicable law. No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or their affiliates within six years prior to the date hereof that has not been satisfied in full, and, to the Company's knowledge, no condition exists that presents a material risk of incurring such liability.

          (d) At no time within the five years preceding the date of this Agreement has the Company or any of its Subsidiaries been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

          (e) Neither the Company nor any of its Subsidiaries contributes to a Pension Plan that is subject to Section 302 of ERISA or Section 412 of the Code.

          (f) With respect to any Benefit Plan that is an employee welfare benefit plan, (1) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, and (2) each such Benefit Plan that is a group health plan, as such term is defined in
     Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

          (g) Neither the Company nor any of its Subsidiaries has incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA. The Internal Revenue Service has issued a letter for each Benefit Plan identified on the Company Disclosure Schedule determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which purports to adversely affect such qualification.

          (h) Neither the Company, any of its Subsidiaries nor any of their affiliates maintains or contributes to, or has any liability (fixed, contingent or otherwise, under any current or former plan) for, medical, health or life insurance benefits for terminated employees of the Company or any of its Subsidiaries or for present employees of the Company or any of its Subsidiaries after termination of their employment (other than any such welfare benefits provided pursuant to Code Section 4980B or ERISA Sections 601-608).

          (i) The Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, showing the names of all employees who during the fiscal year ended November 30, 1999, received compensation (including commissions and bonuses) in excess of $50,000. Neither the Company nor any of its Subsidiaries has agreed to increase the salary payable to any employee so listed by more than five percent.

          (j) The Company has made available to Newco, or its Affiliates or representatives, true and complete copies of all contracts, agreements, plans or arrangements covering any employee or former employee of the Company or any of its Subsidiaries with "change of control" or similar provisions or providing for "stay on" bonuses or post-change of control severance payments (each, a "Change of Control Arrangement"). No Change of Control Arrangement individually or collectively is expected to give rise to the payment of any amount that would not be deductible by Newco pursuant to Section 280G of the Code.

     Section 3.09. Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement or as disclosed in the Company Disclosure Schedules, the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto), since December 1, 1998, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and the Company has taken no action that could reasonably be expected to have constituted a breach of Section
5.01 hereof had it been in effect during such period.

     Section 3.10. Investigations; Litigation. Except as described in the Company Current SEC Reports:

          (a) there is no investigation or review pending by any governmental body or authority with respect to the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, nor has any governmental body or authority notified the Company of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to the Company's knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company;

provided that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws.

     Section 3.11. Proxy Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Newco or any Affiliate of Newco specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

     Section 3.12.  Tax Matters.

          (a) All federal, state, local and foreign Tax Returns (as such term is defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries (i) is a member (a "Current Company Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Company Group," together with Current Company Groups, a "Company Affiliated Group") have been timely filed, and all such Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company (it being understood that the representations made in this Section, to the extent that they relate to Past Company Groups, are made to the knowledge of the Company). All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been timely paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Affiliated Group All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. Prior to the date of this Agreement, the Company has provided Newco, or its Affiliates or representatives, with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

          (b) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, rates, levies, assessments and other charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes; (ii) "Tax Return" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a taxing authority, or, where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) "Material State" means any state for which the average allocation percentage of the Company and its Subsidiaries for the past three years exceeds ten percent (10%).

     Section 3.13. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Stephens Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Per Share Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company has delivered a complete and accurate copy of such opinion to Newco or its Affiliates or representatives.

     Section 3.14. Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is required to approve and adopt this Agreement. No other vote of the stockholders of the Company, or of the holders of any other securities of the Company (equity or otherwise), is required by law, the certificate of incorporation or by-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

     Section 3.15. Material Contracts. Except as set forth in the Company Current SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.15 being referred to herein as "Company Material Contracts"). The Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all contracts (other than those disclosed in the Company SEC Reports) to which the Company or any of its Subsidiaries is a party relating to the business or assets of the Company or any of its Subsidiaries (except, with respect to clauses (ii) and (iv) below, any of the foregoing calling for aggregate payments of less than $50,000), including, without limitation, all written or oral, express or implied (i) contracts not made in the ordinary course of business consistent with past practice; (ii) purchase, supply and customer contracts; (iii) contracts relating to the borrowing of money or for lines of credit; (iv) contracts involving leases and subleases of real or personal property; (v) contracts for the sale of any assets other than in the ordinary course of business consistent with past practice or for the grant of any options or preferential rights to purchase any assets, property or rights;
(vi) contracts granting any power of attorney with respect to the affairs of either the Company or any of its Subsidiaries; (vii) suretyship contracts, working capital maintenance or other forms of guaranty contracts; (viii) contracts limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business or with any person, firm or corporation, (ix) partnership and joint venture contracts; (x) employment contracts; (xi) indentures, mortgages, notes, installment obligations, or other instruments relating to the borrowing of money in excess of $50,000 by the Company or any of its Subsidiaries; (xii) contracts which have remaining terms, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or any of its Subsidiaries and provide for aggregate payments in excess of $50,000; (xiii) franchise contracts; and (xiv) all amendments, modifications, extensions or renewals of any of the foregoing. Each contract described above is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under any such contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

     Section 3.16. Takeover Statute. The Board of Directors of the Company has unanimously approved this Agreement and the Stock Voting Agreement and the transactions contemplated hereby and thereby and, assuming the accuracy of the representation and warranty contained in Section 4.05, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     Section 3.17. Finders or Brokers. Except for Stephens Inc., a copy of whose engagement agreement has been provided to Newco or its Affiliates or representatives, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     Section 3.18. No Conflicts. The execution and delivery by the Company of the Agreement does not, and the consummation of the Merger and the other transactions contemplated by the Agreement and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation of the Company, the By-laws of the Company or the comparable certificate of incorporation or organizational documents of any of the Company's Subsidiaries,
(ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) any judgment, order or decree or statute, law (including common law), ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect on the Company.

     Section 3.19. Intellectual Property. The Company Disclosure Schedule sets forth a description of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and proprietary computer programs necessary to produce the products of the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as currently conducted (collectively, "Intellectual Property Rights"). The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights with no infringement of, or conflict with, the rights of any others. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. Other than pursuant to franchise agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any third party a license or other right to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

     Section 3.20. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since December 31, 1996, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     Section 3.21.  Title to Properties.

          (a) Each of the Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its respective properties and assets (including the properties upon which the Americana Foods' manufacturing facility is located), except for such properties and assets as are no longer used or useful in the conduct of its respective business or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except: (i) any easement, quasi-easement, right of way, land use ordinance, zoning plan or similar type of encumbrance that may affect use of the property subject thereto (but not title to such property) provided that such encumbrances do not materially restrict or impair the use by the Company of the property subject thereto or affected thereby; (ii) any Encumbrances for Taxes (and assessments) not delinquent or which are being contested by Seller in good faith by appropriate proceedings; (iii) any workmen, repairman, warehousemen and carriers liens and encumbrances arising in the ordinary course of business which are not due or which are being contested by Seller in good faith by appropriate proceedings; and (iv) any encumbrances which are matters of record, such as easements, quasi-easements, rights of way, land use ordinances and zoning plans. The Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or any of its Subsidiaries.

          (b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. To the knowledge of the Company, no other party to any of such leases is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     Section 3.22. Equipment. All the equipment necessary to produce the products of the Company and its Subsidiaries or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted is in good operating condition and repair (ordinary wear and tear excepted) and is available for immediate use in the business of the Company and its Subsidiaries.

     Section 3.23. Suppliers and Franchisees. The Company and its Subsidiaries have not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeded 5% of the total purchase price for goods and services purchased by the Company and its Subsidiaries during their most recent fiscal year. Since December 31, 1998, except as disclosed or referred to in the Company Disclosure Schedule, the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto), there has not been (i) any material, adverse change in the business relationship of the Company or any of its Subsidiaries with any of their top 20 suppliers or franchisees, (ii) any material, adverse change in the terms of the supply agreements, franchise agreements or related arrangements with any such supplier or franchisee. To the knowledge of the Company, the transactions contemplated by the Agreement will not materially adversely affect its or its Subsidiaries' business relationship with any of their top 20 suppliers or franchisees and the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under the Company's agreements with its franchisees.

     Section 3.24. Transactions with Affiliates. As of the date hereof, except as disclosed in the Company Current SEC Reports, the 1999 Financial Statements (and notes and schedules thereto) or in the Company Disclosure Schedule, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any Subsidiary is otherwise a creditor of or debtor to, any holder of 5% or more of the outstanding shares of Company Common Stock or any of its affiliates or any officer, director or employee of the Company and (ii) neither the Company nor any Subsidiary is a party to any transaction, agreement, arrangement or understanding with any holder of 5% or more of the outstanding shares of Company Common Stock or any of its affiliates or any officer, director or employee of the Company.

     Section 3.25. Insurance. All policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company or its Subsidiaries are listed on the Company Disclosure Schedule. All policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company and its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Such policies are valid, outstanding and enforceable policies and will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations nor has their coverage been limited in any material respect by any insurance carrier to which either of them has applied for any such insurance or with which it has carried insurance during the last three years. The Company has heretofore made available to Parent true and complete copies of all such policies.

     Section 3.26. Legal Proceedings. There are no claims, actions, or proceedings pending, or investigations pending or, to the knowledge of the Company, threatened, against or relating to the Company or any of its Subsidiaries before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which (a) relate to or involve more than $50,000, (b) seek any injunctive relief, or (c) relate to the transactions contemplated by this Agreement.

     Section 3.27.  Year 2000 Compliance.

          (a) Except as set forth in the Company Disclosure Schedule, the computer systems of the Company and each of the Company's Subsidiaries are Year 2000 Compliant (as defined below). Any failure on the part of the customers of and suppliers to the Company and the Company Subsidiary to be Year 2000 Compliant by December 31, 1999, is not reasonably expected to have a Material Adverse Effect on the Company.

          (b) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000; (ii) has the ability to provide date recognition for any data element without limitation; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations, where such intervention or change in operations is associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) will not produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; and (viii) has the ability to recognize all "leap year" dates, including February 29, 2000.

     Section 3.28. Company Financial Position. As of January 30, 2000, the total amount of cash and short-term investments of the Company ("Cash Balance") was at least $17.19 million and the total amount of all assets less all liabilities of the Company ("Net Worth") was at least $77.24 million. As of April 30, 2000, the Cash Balance of the Company will be at least $12.5 million and the Net Worth of the Company will be at least $76 million (without taking into account any payment to be made upon or in connection with the Closing, including, without limitation, employee severance payments, payments under agreements identified in Section 5.05 hereof, and payment of transaction fees and expenses, and any payments made at the request of Newco). The Company's third-party expenses incurred in connection with the negotiation of this Agreement and/or the completion of the transactions contemplated hereby, will not exceed $2.75 million.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF NEWCO AND GUARANTOR

     Except as set forth on the Disclosure Schedule delivered by Newco to the Company prior to the execution of this Agreement (the "Newco Disclosure Schedule," and together with the Company Disclosure Schedule, the "Disclosure Schedule"), Newco and, as applicable, Guarantor represent and warrant to the Company as follows:

     Section 4.01. Organization, Qualification, Etc. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Newco. Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Guarantor. The copies of Newco's and Guarantor's certificate of incorporation, by-laws or other applicable organizational documents which have been delivered to the Company are complete and correct and in full force and effect. Newco has no Subsidiaries.

     Section 4.02.  Legal Authority Relative to this Agreement; No Violation.

          (a) Each of Newco and Guarantor has the legal authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco and Guarantor and no other corporate proceedings on the part of Newco or Guarantor are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Newco has determined that the transactions contemplated by this Agreement are in the best interest of Newco and its stockholders. This Agreement has been duly and validly executed and delivered by Newco and Guarantor and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Newco and Guarantor, enforceable against Newco and Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Neither Newco nor Guarantor is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of Newco or Guarantor executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Newco or Guarantor. Other than in connection with or in compliance with (i) the provisions of the DGCL,
     (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable non-United States competition, antitrust and investments laws, and (vi) the securities or blue sky laws of the various states (collectively, the "Newco Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Newco or Guarantor of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Newco or substantially impair or delay the consummation of the transactions contemplated hereby and thereby.

     Section 4.03. Investigations; Litigation. Except as described in the Newco Disclosure Schedule:

          (a) there is no investigation or review pending by any governmental body or authority with respect to Newco or any of its Affiliates which would, individually or in the aggregate, have a Material Adverse Effect in Financing, nor has any governmental body or authority notified Newco of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Newco's knowledge, threatened) against or affecting Newco or its Affiliates, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect in Financing.

     Section 4.04. Proxy Statement; Other Information. None of the information with respect to Newco or its Affiliates to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Newco with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement.

     Section 4.05. Lack of Ownership of the Company Common Stock. Neither Newco nor any of its Affiliates owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Newco's or its Affiliates' employee benefit plans).

     Section 4.06. Finders or Brokers. Except for Jefferies & Co., a copy of whose engagement agreements have been or will be provided to the Company, neither Newco nor any of its Affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     Section 4.07. Financing. Exhibit B provides detailed terms and conditions of all financing required by Newco to fund the aggregate Per Share Merger Consideration for all shares of Company Common Stock (the "Aggregate Merger Consideration"). Newco's obligations to consummate the Merger are conditioned upon receipt of proceeds from $95.2 million in senior and subordinated debt financing on terms described in the commitment letters attached hereto as Exhibits B-1 through B-5 inclusive, or on such other terms that are substantially no less favorable than those set forth on Exhibits B-1 through B-5, inclusive. Such debt financing is referred to as the "Contingent Financing". Newco represents that it has undertaken a commercially reasonable investigation of the availability of the Contingent Financing and expects that such Contingent Financing will be available on terms and conditions acceptable to it on a timely basis. Newco also has undertaken a reasonable investigation of the terms and conditions pursuant to which all funds other than the Contingent Financing necessary to fund the Aggregate Merger Consideration will either be invested by Newco or made available through the operations of the Company or the cash proceeds from the sale of assets, land and real property referred to in Section 6.03(c) (such funding being referred to as the "Non-Contingent Financing"). Newco has received commitments sufficient to provide the $33.0 million equity portion of the funds necessary to pay the Aggregate Merger Consideration (the "Equity Financing"). Newco expects that, subject to the accuracy of the representations from the Company in Section 3.28, the Non-Contingent Financing will be available so that, together with the Contingent Financing, Newco will have available the Aggregate Merger Consideration, together with merger-related expenses, at Closing.

     Section 4.08. Solvency. Newco reasonably believes that, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated thereby, including the payment of the Aggregate Merger Consideration, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

     Section 4.09. Guarantor Financial Position. Guarantor will furnish to the Company, as soon as available, its financial statements as of December 31, 1999 ("Guarantor Financial Statements"). The Guarantor Financial Statements fairly present the financial condition of the Guarantor and will be prepared in accordance with GAAP. Since September 30, 1999, there has not been any material, adverse change in the financial condition or operations of Guarantor. Guarantor has sufficient committed capital such that when called pursuant to its limited partnership agreement, it will have funds sufficient to satisfy its obligations set forth in Section 5.16 hereof.

                                   ARTICLE V

                           COVENANTS AND AGREEMENTS

     Section 5.01. Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01 (the "Termination Date"), and except (i) as may be required by law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by Newco and the Company, (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

          (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it;

          (c) shall confer at such times as Newco may reasonably request to report material operational matters and the general status of ongoing operations (to the extent Newco reasonably requires such information);

          (d) shall notify Newco of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority;

          (e) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock; provided however, that the Company may pay regular quarterly cash dividends, in amounts consistent with past practice, to the extent of, but not exceeding, any amounts collected form AmeriServe Food Distribution, Inc. ("AmeriServe") with respect to the $2.8 million account receivable owed by AmeriServe to the Company as of January 31, 2000;

          (f) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (g) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

          (h) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than (A) the Merger and (B) any mergers, consolidations or business combinations with its Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of material contract rights, in each case not in the ordinary course of business consistent with past practice;

          (i) shall not propose or adopt any amendments to its corporate charter or by-laws;

          (j) shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

          (k) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

          (l) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

          (m) shall not, and shall not permit any of its Subsidiaries to, (i) amend in any respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, (ii) adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements, (iii) grant to any officer or director of the Company or any of its Subsidiaries any increase in compensation, or (iv) grant to any officer or director of the Company or any of its Subsidiaries any increase in severance or termination pay;

          (n) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities;

          (o) shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than by it or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary thereof or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

          (p) shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (q) shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election or settle or compromise any Tax liability or (ii) change its fiscal year;

          (r) except as disclosed in the Company Current SEC Reports filed prior to the date of this Agreement or in the 1999 Financial Statements (and notes and schedules thereto), or as required by a governmental body or authority, shall not change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at November 28 1999, except as required by changes in GAAP as concurred in writing by its independent auditors; and

          (s) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (x) make any representation or warranty in
     Article III hereof untrue or incorrect or (y) result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     Section 5.02. Investigation. Each of the Company and Newco shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request, except that nothing herein shall require either the Company or Newco or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality and Standstill Agreement, dated as of October 19, 1999, between the Company and Newco, as amended or superceded by subsequent agreement (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

     Section 5.03.  Proxy Material.

          (a) The Company and Newco shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

               (i) prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement and shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act; and

               (ii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

          (b) Subject to the limitations contained in Section 5.02, the Company and Newco shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

          (c) The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof.

          (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") for the purpose of obtaining the Company Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 7.01, shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

     Section 5.04. Asset Sales. The Company agrees to use commercially reasonable efforts to cause to be sold (contingent upon consummation of the transactions contemplated by this Agreement) for the cash proceeds set forth below the following assets: (i) the real estate assets of America Best Care, Inc. located in Jacksonville, Arkansas; proceeds of $800,000; (ii) the real property and other assets of Carlin Manufacturing located in Fresno, California; proceeds of $1.8 million, and (iii) certain notes receivable (other than the receivable due from Suiza Foods) existing on the date hereof and having an outstanding principal balance (net of allowances) at January 30, 1999 of $4.0 million; proceeds of $2.5 million. The Company undertakes to keep Newco reasonably informed of its efforts pursuant to this Section 5.04 and agrees not to sell these assets for less than the specified proceeds or later than the Closing Date without Newco's prior written consent. The Company makes no representation as to the value of any of the foregoing assets and provides to Newco no assurances that it will be successful in its efforts hereunder.

     Section 5.05. Executive Security Agreements/Severance Plan. Simultaneously with the Merger and to the extent not performed by the Company on or prior to the Closing Date, the Surviving Corporation shall assume and agree to perform the Company's obligations under the executive security agreements (the "Executive Security Agreements") listed in Section 5.05(a) of the Company Disclosure Schedule complete and accurate copies of which have been provided to Newco, or its Affiliates or representatives. To the extent not undertaken by the Company on or prior to the Closing Date, at the Effective Time, the Surviving Corporation shall provide each executive who is a party to an Executive Security Agreement with a written undertaking evidencing Surviving Corporation's assumption of the obligations under the Executive Security Agreement and confirming the amount of payments to be made to each executive thereunder.

The Company's Severance Plan for employees, dated August 8, 1993 (the "Severance Plan"), is set forth in Schedule 5.05(b) to the Company Disclosure Schedule. Simultaneously with the Merger and to the extent not performed by the Company on or prior to the Closing Date, the Surviving Corporation shall assume and agree to perform the Company's obligations under the Severance Plan.

     Section 5.06.  Filings; Other Action.

          (a) Subject to the terms and conditions herein provided, the Company and Newco shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use their reasonable best efforts to cooperate with one another in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

          (b) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Newco shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.06 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b) or 7.01(c) so long as such party has until then complied in all respects with its obligations under this Section 5.06.

          (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental body or authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Newco shall use its reasonable best efforts to resolve any such objections or challenge as such governmental body or authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

     Section 5.07. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Newco shall take all such necessary action.

     Section 5.08. Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Newco and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 5.09.  No Solicitation.

          (a) From and after the date hereof, the Company will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit or knowingly encourage any Takeover Proposal from any person. The Company may engage in discussions or negotiations with, and furnish information concerning the Company and its Subsidiaries, businesses, properties or assets to, any third party which has made an unsolicited Takeover Proposal if the Board of Directors of the Company concludes in good faith at a meeting of the Board, after having received advice from the Company's legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Company will promptly (but in no case later than 24 hours) notify Newco, orally and in writing, of the receipt of any Takeover Proposal, including the material terms and conditions thereof (and any change in the material terms and conditions thereof) and the identity of the person making such Takeover Proposal, and will promptly (but in no case later than 24 hours) notify Newco, orally and in writing, of any determination by the Company's Board of Directors that a Superior Proposal (as hereinafter defined) has been made. Prior to providing any information or data to any person in connection with a Takeover Proposal pursuant to this Section 5.09, the Board of Directors of the Company shall receive from such person a confidentiality agreement in a customary form. As used in this Agreement,
     (i) "Takeover Proposal" shall mean any bona fide proposal or offer made by any third party prior to the stockholder vote at the Company Meeting (other than a proposal or offer by Newco or any of its Subsidiaries) for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, the Company, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the disinterested members of the Board of Directors of the Company reasonably determines in good faith (in consideration of advice of an independent financial advisor) is more favorable to the Company and to its stockholders than the transactions contemplated hereby (including taking into account, among other things, the financing thereof).

          (b) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Newco and Guarantor) conducted prior to the date of this Agreement with respect to this Section 5.09.

     Section 5.10. Public Announcements. The Company and Newco will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 5.11.  Indemnification and Insurance.

          (a) From and after the Effective Time, Newco shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, employee or agent of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
     fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, the Company's certificate of incorporation or bylaws (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified

     Parties may retain counsel mutually satisfactory to the Surviving Corporation and the Indemnified Parties, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

          (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage (attached hereto as Section 5.11(c) of the Company Disclosure Schedule) for a period of six years after the Effective Time (the "Tail D&O Coverage"). The Company represents, based upon quotes from its existing carrier, that the premium to obtain the Tail D&O Coverage will be determined by multiplying the current annual premium ($110,000) by a factor of from 1.85 to 2.85. The Company's annual premium is due and payable on March 15, 2000. A portion of the premium paid on such date will be credited to the Company towards the purchase of the Tail D&O Coverage. The Company will give all required notices to its existing carrier in order to continue the D&O Insurance after the date hereof.

          (d) If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section.

          (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (f) None of the officers, directors, shareholders, attorneys, financial advisors, agents or other representatives or affiliates of the Company (the "Company Affiliates") shall have any liability or obligation of any kind to Newco or its affiliates under or resulting from this Agreement or the transactions contemplated hereby, regardless whether any Company Affiliate may otherwise be liable on the basis of contract, quasi-contract, tort or strict liability (whether statutory or common law) and regardless whether or to what extent any statute or common law permits the waiver or exclusion thereof.

     Section 5.12.  Reserved.

     Section 5.13. Additional Reports and Information. The Company shall furnish to Newco copies of any reports of the type referred to in Sections 3.04 which it or its Subsidiaries file with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The Guarantor shall furnish to the Company an unaudited consolidated balance sheet and statement of partners' equity as of the end of each calendar month occurring after the date hereof until the Effective Date (the "Guarantor Interim Financial Statements"). Any Guarantor Interim Financial Statements (including any related notes and schedules) will fairly present the financial position of the Guarantor as of the dates thereof and in each case will be prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Section 5.14. Financing. Newco will use its best efforts to satisfy all conditions to the Contingent Financing and Non-Contingent Financing described in Exhibit B. If any Material Adverse Effect in Financing (as defined below) shall occur, (i) Newco shall promptly notify the Company in writing in reasonable detail of such Material Adverse Effect in Financing, (ii) Newco shall use its best efforts to arrange for alternative financing, if necessary, and (iii) after a Material Adverse Effect in Financing occurs, and from time to time thereafter, until Newco or Company terminates this Agreement pursuant to Section 7.01, (x) Newco shall provide, and shall cause its lenders to provide, to the Company copies of all term sheets and other similar materials reasonably pertaining to Newco's efforts to obtain the Contingent Financing, and (y) the Company shall have the right to discuss with the principal officers and affiliates of Guarantor and Newco the status and prospects of Newco's obtaining the Contingent Financing. A "Material Adverse Effect in Financing" means any state of facts, event, change or effect (other than a Material Adverse Effect with respect to the Company or a failure of the conditions to Newco's obligations to close under
Section 6.01 or 6.03, other than 6.03(c)) that has had or could reasonably be expected to have a material adverse effect on the availability of any portion of the Contingent Financing. Without limiting the foregoing, a Material Adverse Effect in Financing shall be deemed to occur if Newco shall have received notice that any portion of the Contingent Financing will not be available on terms that are substantially no less favorable than those set forth in Exhibits B-1, B-2, B-3, B-4 or B-5.

     Section 5.15. Solvency at Closing. Newco agrees for the benefit of the directors of the Company to take all actions necessary to ensure that immediately following the Effective Time the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws; provided however, that immediately before the Effective Time on the Closing Date, the Company shall comply with Section 3.28.

     Section 5.16. Guaranty of Performance. Subject to the limitations set forth below, the Guarantor does hereby unconditionally guarantee the payment and performance of all covenants and obligations of Newco under this Agreement including, but not limited to, the obligation to fund the Per Share Merger Consideration pursuant to Section 2.01 hereof and to pay the termination fee contemplated by Section 7.02 hereof, up to a total of $34.65 million (the "Guaranty"). The obligation of Guarantor under the Guaranty is primary, absolute and unconditional, is a continuing guaranty, and shall remain in force at all times hereafter, until all of Newco's obligations hereunder have been satisfied in full. Guarantor hereby waives notice, presentment, demand, protest and notice of dishonor of any of the liabilities or obligations guaranteed hereby, and hereby waives any failure to promptly commence suit against any party or to give any notice to or make any claim or demand upon Newco. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, by Newco is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Newco, or otherwise, all as though such payment had not been made. Guarantor agrees that sufficiently in advance of Closing it shall make such calls for capital contributions from its general and limited partners, and take such other actions necessary, to ensure that Guarantor has sufficient cash funds at Closing to fully fund its obligations under this Section 5.16. This Guaranty shall inure to the benefit of the Company and each shareholder entitled to receive the Per Share Merger Consideration on a pro rata basis. There shall be no duty or obligation upon the Company or its shareholders (i) to proceed against Newco,
(ii) to initiate any proceeding or exhaust any remedy against Newco, or (iii) to give any notice to Newco or Guarantor, whatsoever, before bringing suit, or instituting proceedings of any kind against Newco or Guarantor. Until all of the obligations of Newco under this Agreement have been satisfied in full, Guarantor shall have no right or subrogation and hereby waives any right to enforce any remedy which Company or its shareholders now has or may hereafter have against Newco and any benefit of, and any right to participate in, any security now or hereafter held by Company or its shareholders. All rights and remedies under this Guaranty are cumulative and those granted hereunder are in addition to any rights and remedies available under law. From the date hereof until the Effective Time, Guarantor shall not take any action that would reasonably be expected to materially, adversely affect its ability to perform its obligations under this Section 5.16. Notwithstanding the foregoing provisions of this
Section 5.16, Guarantor's obligation is limited to $1.65 million and will be deemed satisfied in full if Newco pays the termination fee under Section 7.02 or if the Merger is consummated and the Merger Consideration is paid pursuant
Section 2.02.

     Section 5.17.  Headquarters Employees/WARN Act Compliance.


          (a) Except for individuals identified by Newco in writing to the Company at least 45 days prior to the Closing Date, the Company shall terminate the employment of all persons who are employees at the Company's headquarters located in Little Rock, Arkansas (the "Headquarters Employees") on or before the Closing Date (but in any event prior to the Effective Time) and shall, simultaneously with such termination, make all payments required to made to such persons under the Executive Security Agreements and Severance Plan. In no case shall the aggregate payments made or required to be made under the Executive Security Agreements and Severance Plan (for all Company employees other than those of Americana Foods, Inc., a Subsidiary of the Company, which employees are not expected to be terminated) exceed $8.3 million.

          (b) In executing the provision of Section 5.17(a), the Company shall comply fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any similar state or local law. The Company shall (i) time the delivery of the WARN Act and any similar state or local law notice to allow termination of the Headquarters Employees in accordance with Section 5.17(a) without the incurrence of any liabilities under the WARN Act or any similar state or local law and (ii) prevent Newco from being characterized as an "employer" of the Headquarters Employees for purposes of the WARN Act and any similar state or local law.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     Section 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained in accordance with applicable law.

          (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby and shall continue to be in effect.

          (c) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other Company Required Approvals and Newco Required Approvals shall have been obtained, except where the failure to obtain such other Company Required Approvals and Newco Required Approvals would not have a Material Adverse Effect on the Company or Newco, as the case may be.

     Section 6.02. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

          (a) (i) The representations and warranties of Newco contained herein shall be true and correct in all material respects (but without regard to materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except
     (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Newco, (ii) Newco shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) Newco shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or President certifying to both such effects.

     Section 6.03. Conditions to Obligation of Newco to Effect the Merger. The obligation of Newco to effect the Merger is further subject to the fulfillment of the following conditions:

          (a) (i) The representations and warranties of the Company contained herein shall be true and correct in all material respects (but without regard to any materiality qualification or reference to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on the Company, (ii) the Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) the Company shall have delivered to Newco a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to both such effects. Notwithstanding the foregoing, the $8.3 million limit in Section 5.17 and the minimum Company Cash Balance and Net Worth specified in Section 3.28 must have been fully observed.

          (b) The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any agreement, lease, contract, note, mortgage, indenture or other obligation to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company.

          (c) Newco shall have received the proceeds of the Contingent Financing upon terms and conditions which are not materially more onerous than those set forth in Exhibits B-1, B-2, B-3, B-4 or B-5, respectively; provided that Newco shall have complied with the provisions of Section 5.14 and the Company shall have received no less than $3 million in cash proceeds from the sale of the assets, land and real property of the AIMCO division of its Riverport Equipment and Distribution Company Subsidiary.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.01. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time (whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Newco, provided however, in the case of a termination by the Company pursuant to this Section 7.01 the Stock Voting Agreement shall have been complied with in all material respects):

          (a)  by the mutual written consent of the Company and Newco;

          (b) by either the Company or Newco if (i) the Effective Time shall not have occurred on or before May 31, 2000; (ii) the party seeking to terminate this Agreement pursuant to this clause 7.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date and (iii) in the case of the Company seeking to terminate this Agreement, either (A) the Company Meeting shall have been held prior to such termination and the Company Shareholder Approval shall have been obtained and (B) the condition to Newco's obligations as set forth in
     Section 6.03(c) shall not have been fully satisfied or irrevocably waived by Newco prior to such termination.

          (c) by either the Company or Newco if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.01(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

          (d) by the Company or Newco if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

          (e) by either the Company or Newco if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal, except that the Company may not terminate this Agreement pursuant to this clause 7.01(e) unless and until (i) three business days have elapsed following delivery to Newco of a written notice of such determination by the Board of Directors of the Company and during such three business day period the Company (x) informs Newco of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal and (y) otherwise cooperates with Newco with respect thereto (subject, in the case of this clause (y), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes that such action would be inconsistent with its fiduciary duties under applicable law) with the intent of enabling Newco to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such three business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal, and (iv), if required by Section 7.02, the Company pays to Newco the amount specified and within the time period specified in
     Section 7.02;

          (f) by Newco if the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Newco its approval or recommendation of this Agreement and the transactions contemplated hereby for reasons other than a

     Material Adverse Effect in Financing or (ii) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal;

          (g) by Newco if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced prior to the Company Meeting, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within the time period specified by Rule 14e-2;

          (h) by the Company if (i) a Material Adverse Effect in Financing shall occur, and (ii) within fifteen business days after written demand by the Company, Newco fails to either (x) waive the condition set forth in
     Section 6.03(c), or (y) provide information such that the Company reasonably concludes that Newco's receipt of the Contingent Financing is likely; or

          (i) by either the Company or Newco if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, not to be satisfied, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

     In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.02 and the provisions of Sections 7.02, 8.02, 8.04 and 8.05), and there shall be no other liability on the part of the Company or Newco to the other except as provided for in the Confidentiality Agreement.

     Section 7.02. Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Newco pursuant to Section 7.01(e), (ii) this Agreement is terminated by Newco pursuant to Section 7.01(f), or (iii) (w) prior to the termination of this Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, and (x) this Agreement is terminated by the Company pursuant to Section 7.01(b) or 7.01(d) (but only due to the failure of the Company stockholders to approve the Merger) or by Newco pursuant to
Section 7.01(g), and (y) concurrently with or within 120 days after such termination a Takeover Proposal shall have been consummated, then, in each case, the Company shall pay to Newco a termination fee of $6.5 million in cash, plus its reasonable out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Termination Fee"), such payment to be made simultaneously with such termination in the case of a termination by the Company pursuant to Section 7.01(e) and promptly, but in no event later than the second business day following a termination by Newco pursuant to Section 7.01(e) or 7.01(f) and, in the case of clause (iii), upon the consummation of such Takeover Proposal; provided, however, that the Company shall have no obligation to pay Newco such Termination Fee if prior to any termination by the Company or Newco pursuant to Section 7.01(e) or by Newco pursuant to Section 7.01(f)(ii) or
(g) a Material Adverse Effect in Financing shall have occurred or Newco shall have failed to comply with its obligations under Section 5.14 hereof. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (1) by the Company or Newco under Section 7.01(b) and either (a) Newco shall have failed to perform its obligations under Section 5.14 or (b) all conditions to each of Newco's obligations specified in Sections 6.01 and 6.03 hereof other than the condition specified in 6.03(c) shall have occurred, been satisfied or waived, as appropriate, or (c) if the Equity Financing shall be unavailable for any reason or (2) by the Company pursuant to
Section 7.01(h), then in each case Newco shall pay the Company a termination fee of $1.65 million. The foregoing fees shall be considered liquidated damages for any breach under this Agreement for the party paying the fee. The parties further agree that Newco's payment of any fee pursuant to this Section 7.02 shall satisfy in full any obligation of Guarantor as the limited guarantor of Newco's obligations under this Agreement.

     Section 7.03. Amendment or Supplement. At any time before or after Company Stockholder Approval and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Newco with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable law.

     Section 7.04. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Newco may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by the Company or Newco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     Section 8.02. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (a) expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by the Company and Newco and (b) as otherwise provided herein.

     Section 8.03. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 8.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     Section 8.05. Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Arkansas or any Arkansas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Arkansas or an Arkansas state court.

     Section 8.06. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.06 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.06:

     To Newco or Guarantor:

          c/o Capricorn Investors III, L.P.
          30 East Elm Street
          Greenwich, CT 06830
          Attention: Herbert S. Winokur, Jr.
          Telecopy: (203) 861-6671

          copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, NY 10036-6522
          Attention: Randall H. Doud
          Telecopy: (917) 777-2524

     To the Company:

          TCBY Enterprises, Inc.
          425 West Capitol Avenue, Suite 1400
          Little Rock, AR  72201
          Attention:  General Counsel
          Telecopy: (501) 688-8538

     copy to:

          Kutak Rock LLP
          425 W. Capitol Avenue
          Suite 1100
          Little Rock, AR  72201
          Attention:  Richard N. Massey
          Telecopy: (501)-975-3001

     Section 8.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 8.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.09. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     Section 8.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.11 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.11. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 8.12. Certain Definitions. References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Newco, as the case may be, means such state of facts, event, change or effect that has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be. "Material Adverse Effect" shall specifically exclude any material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be, if and to the extent that the foregoing results from the execution, delivery and performance of this Agreement or from changes in (a) the national economy generally, (b) the securities markets generally or (c) a decline in the Company's same or comparable store sales consistent with trends existing on the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                 TCBY ENTERPRISES, INC.

                                 By     /s/ Frank D. Hickingbotham
                                 Name   Frank D. Hickingbotham
                                 Title  Chairman

                                 CI MERGER CO.

                                 By     /s/ Herbert S. Winokur, Jr.
                                 Name   Herbert S. Winokur, Jr.
                                 Title

                                 CAPRICORN INVESTORS III, L.P.

                                 By     /s/ Herbert S. Winokur, Jr.
                                 Name   Herbert S. Winokur, Jr.
                                 Title

                                                                      APPENDIX B

                            Frank D. Hickingbotham
                            Herren C. Hickingbotham
                             F. Todd Hickingbotham
                      425 West Capitol Avenue, Suite 1400
                          Little Rock, Arkansas 72201


                               February 9, 2000


CI Merger Co.
c/o Capricorn Investors III, L.P.
30 East Elm Street
Greenwich, CT 06830

Capricorn Investors III, L.P.
30 East Elm Street
Greenwich, CT  06830

Gentlemen:

     Reference is made to the Agreement and Plan of Merger, dated as of February 9, 2000 (the "Merger Agreement"), among CI Merger Co., a Delaware corporation ("Newco"), Capricorn Investors III, as limited guarantor of Newco's obligations ("Guarantor"), and TCBY Enterprises, Inc., a Delaware corporation (the "Company"), as to which the undersigned are stockholders (the "Stockholders").

     The Stockholders represent and warrant that they are the record and beneficial holders of 10,728,332 outstanding shares of the Company's common stock (the "Company Common Stock"), representing approximately 47% of the shares of the Company Common Stock outstanding, and do not have beneficial ownership in any other shares of Company Common Stock other than up to 826,940 shares issuable upon exercise of employee stock options. The Stockholders represent and warrant that they have sole power to direct the voting and disposition of all such outstanding shares of Company Common Stock that they beneficially own and that they will have sole power to direct the voting and disposition of any additional shares of Company Common Stock that they acquire by reason of exercise of employee stock options.

     In order to induce Newco and Guarantor to enter into the Merger Agreement and in accordance with Section 212 of the Delaware General Corporation Law (the "DGCL"), the Stockholders hereby irrevocably make, constitute and appoint Newco to act as the Stockholders' true and lawful proxy to (1) vote in favor of the approval of the Merger Agreement and the merger of Newco and the Company pursuant to the Merger Agreement, and (2) vote against any approval of any Takeover Proposal (as such term is defined in Section 5.09 of the Merger Agreement). Newco may vote pursuant to this proxy only to the extent and as to the matters specifically referred to above. Without limiting the generality of the preceding sentence, this proxy shall not extend to, and Newco shall have no right to vote with respect to, any (i) election of directors of the Company, (ii) amendment to the terms or conditions of the Merger Agreement, and (iii) merger with Newco or its affiliates on terms or conditions that are different from the terms and conditions set forth in the Merger Agreement, including without limitation, terms and conditions relating to merger consideration and financing arrangements.

     The Stockholders hereby agree that the Stockholders will not (i) revoke, amend or otherwise revise such proxy, (ii) take or knowingly fail to take any action that would cause the Company to breach any of its obligations under the Merger Agreement or would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement, or (iii) sell, transfer pledge or otherwise dispose of any of the shares of Company Common Stock beneficially owned by them other than pursuant to the Merger or to a Permitted Transferee (as defined below), or agree to do any of the foregoing, except for bona fide pledges to a financial institution. By giving this proxy, the Stockholders hereby revoke any other proxy granted by them to vote the Company Common Stock which they beneficially own.

     Notwithstanding the foregoing, the Stockholders may transfer any of their shares of Common Stock to a Permitted Transferee; provided that, prior to such transfer, such Permitted Transferee shall agree in writing to take such shares of Common Stock subject to, and comply with, all of the provisions of this Agreement. For purposes of this Agreement, a "Permitted Transferee" shall mean
(i) any immediate family member of a Stockholder, (ii) any corporation, partnership, limited liability company or other entity controlled by such Stockholder or (iii) any trust established for the benefit of a Stockholder or such Stockholder's immediate family members of lineal descendants.

     The Stockholders hereby expressly acknowledge that all power and authority granted pursuant to this proxy is coupled with an interest and is irrevocable to the fullest extent permitted under the DGCL. This proxy shall be binding upon all beneficiaries, heirs at law, distributees, successors, assigns and legal representatives of the Stockholders.

     The Stockholders hereby represent and warrant that the representations and warranties of the Company under Section 3.03 of the Merger Agreement, as such sections relate to the Stockholders, are true, accurate and correct in all respects.

     It is expressly acknowledged and agreed that this Agreement, including without limitation the proxy granted herein, will terminate upon the earlier of
(i) the Effective Time (as defined in Section 1.03 of the Merger Agreement),
(ii) the termination of the Merger Agreement by Newco pursuant to any provision of Section 7.01, (iii) the termination of the Merger Agreement by Company pursuant to Section 7.01(b), (c), (d), (h) or (i) thereof, or (iv) the failure by Newco to vote this proxy for approval of the Merger Agreement prior to the Company Meeting (as defined in the Merger Agreement).

     The Stockholders agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, Newco and Guarantor shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws thereof and shall be binding upon all beneficiaries, heirs at law, distributees, successors, assigns and legal representatives of the Stockholders. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument.

                                   Very truly yours,


                                   /s/ Frank D. Hickingbotham
                                   Frank D. Hickingbotham


                                   /s/ Herren C. Hickingbotham
                                   Herren C. Hickingbotham


                                   /s/ F. Todd Hickingbotham
                                   F. Todd Hickingbotham

Accepted and agreed as of
the date first written above:

CI MERGER CO.

By    /s/ Herbert S. Winokur, Jr.
Name  Herbert S. Winokur, Jr.
Title



CAPRICORN INVESTORS III, L.P.

By    /s/ Herbert S. Winokur, Jr.
Name  Herbert S. Winokur, Jr.
Title

                         [LETTERHEAD OF STEPHENS INC.]


                                                                      APPENDIX C


                               February 9, 2000

TCBY Enterprises, Inc.
1100 TCBY Tower
425 W. Capitol Avenue
Little Rock, AR 72201

Gentlemen:

     We have acted as your financial advisor in connection with the merger of TCBY Enterprises, Inc. (the "Company") and an affiliate of Capricorn Investors III, L.P. (the "Transaction") pursuant to which the shareholders of the Company would receive cash consideration of $6.00 per share of Company common stock. The terms and conditions of the Transaction are more fully set forth in the draft merger agreement dated as of the date hereof, which we understand from Company counsel represents a final expression of all material terms and conditions.

     You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of publicly traded common stock (the "Common Stock") other than (1) directors, officers and employees of the Company and their affiliates, (2) Frank
D. Hickingbotham, Herren C. Hickingbotham and F. Todd Hickingbotham and their affiliates and (3) Capricorn Holdings and its affiliates.

     In connection with rendering our opinion we have:

     (i) analyzed certain publicly available financial statements and reports regarding the Company;

     (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

     (iii) reviewed the reported prices and trading activity for the Common stock;

     (iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     (vi)   reviewed the merger agreement and related documents;

     (vii) discussed with management of the Company the operations of and future business prospects for the Company;

     (viii) assisted in your deliberations regarding the material terms of the Transaction;

     (ix) performed such other analyses and provided such other services as we have deemed appropriate.

     We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens Inc. is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion. In addition Stephens Inc. is receiving an advisory fee upon the consummation of the Transaction.

     Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

     Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission.

     This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

                              Very truly yours,

                              /s/ Stephens Inc.

                              STEPHENS INC.

                                                                      APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251
(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (2) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the surviving or resulting corporation shall file the petition, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The Court shall approve the forms of the notices by mail and by publication, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             TCBY ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M., LOCAL TIME, ON APRIL 18, 2000.

The undersigned hereby appoints Frank D. Hickingbotham, Herren C. Hickingbotham and William P. Creasman, and each or either of them, as proxies, each with full power of substitution, to represent and to vote as designated herein all the shares of TCBY common stock held of record by the undersigned on March 14, 2000, at the special meeting of stockholders to be held at 10:00 a.m., local time, on April 18, 2000 at the DoubleTree Hotel, 424 West Markham, Little Rock, Arkansas or any adjournments or postponements thereof.

1. To approve and adopt the Agreement and Plan of Merger dated as of February 9, 2000 among TCBY Enterprises, Inc., CI Merger Co. and Capricorn Investors III, L.P. and the merger and other transactions contemplated thereby.

                [_] FOR       [_] AGAINST       [_] ABSTAIN

2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the special meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                             (CONTINUED FROM FRONT)

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1.

Please be sure to sign and date this proxy below.

                                           Date: ________________, 2000

                                           Signature __________________

                                           Signature __________________
                                           (When signing as attorney,
                                           executor, administrator,
                                           trustee or guardian, please
                                           give full title as such. If
                                           stockholder is a
                                           corporation, corporate name
                                           should be signed by an
                                           authorized officer and the
                                           corporate seal affixed. If
                                           stockholder is a
                                           partnership, please sign in
                                           partnership name by
                                           authorized persons. For
                                           joint accounts, each joint
                                           owner must sign.)

            PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.